                             AMENDED AND RESTATED
                         LOAN AND SECURITY AGREEMENT


                                 BY AND AMONG


                          ULTIMATE ELECTRONICS, INC.

                       ULTIMATE AKQUISITION CORP., AND

                               FAST TRAK, INC.

                                     AND


                         FOOTHILL CAPITAL CORPORATION


                        DATED AS OF NOVEMBER 24, 1998

                                TABLE OF CONTENTS

                                                                                   Page(s)
                                                                                   -------
1.   DEFINITIONS AND CONSTRUCTION                                                     1
     1.1.    DEFINITIONS                                                              1
     1.2     ACCOUNTING TERMS                                                        18
     1.3     CODE                                                                    18
     1.4     CONSTRUCTION                                                            18
     1.5     SCHEDULES AND EXHIBITS                                                  18
     1.6     THE TERM "BORROWER" OR "BORROWERS"                                      18

2.   LOAN AND TERMS OF PAYMENT                                                       19
     2.1     REVOLVING ADVANCES                                                      19
     2.2     LETTERS OF CREDIT                                                       20
     2.3     OVERADVANCES                                                            22
     2.4     INTEREST AND LETTER OF CREDIT FEES; RATES, PAYMENTS AND CALCULATIONS    22
     2.5     CREDIT CARD COLLECTIONS                                                 23
     2.6     DEPOSITORY ACCOUNTS                                                     23
     2.7     COLLECTIONS                                                             24
     2.8     CREDITING PAYMENTS; APPLICATION OF COLLECTIONS                          25
     2.9     DESIGNATED ACCOUNT                                                      25
     2.10    MAINTENANCE OF LOAN ACCOUNT; STATEMENT OF OBLIGATIONS                   25
     2.11    FEES                                                                    26
     2.12    EURODOLLAR RATE LOANS                                                   26
     2.13    ILLEGALITY                                                              28
     2.14    REQUIREMENTS OF LAW                                                     28
     2.15    TAXES                                                                   30
     2.16    INDEMNITY                                                               32
     2.17    JOINT AND SEVERAL LIABILITY; RIGHTS OF CONTRIBUTION                     32

3.   CONDITIONS; TERM OF AGREEMENT                                                   33
     3.1     CONDITIONS PRECEDENT TO THE INITIAL ADVANCE AND LETTER
             OF CREDIT PURSUANT TO SEPTEMBER 30, 1998 LOAN AGREEMENT                 33
     3.1A    CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT             36
     3.2     CONDITIONS PRECEDENT TO ALL ADVANCES AND ALL LETTERS OF CREDIT,         37
     3.3     CONDITION SUBSEQUENT                                                    38
     3.4     TERM; AUTOMATIC RENEWAL                                                 38
     3.5     EFFECT OF TERMINATION                                                   38
     3.6     EARLY TERMINATION BY BORROWER                                           38
     3.7     TERMINATION UPON EVENT OF DEFAULT                                       40


4.   CREATION OF SECURITY INTEREST                                                   40
     4.1     GRANT OF SECURITY INTEREST                                              40
     4.2     NEGOTIABLE COLLATERAL                                                   40
     4.3     COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL  40
     4.4     DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED                           41
     4.5     POWER OF ATTORNEY                                                       41
     4.6     RIGHT TO INSPECT                                                        41

5.   REPRESENTATIONS AND WARRANTIES                                                  41
     5.1     NO ENCUMBRANCES                                                         42
     5.2     ELIGIBLE ACCOUNTS                                                       42
     5.3     ELIGIBLE INVENTORY                                                      42
     5.4     EQUIPMENT                                                               42
     5.5     LOCATION OF INVENTORY AND EQUIPMENT                                     42
     5.6     INVENTORY RECORDS                                                       42
     5.7     LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN                                42
     5.8     DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES                        42
     5.9     DUE AUTHORIZATION; NO CONFLICT                                          43
     5.10    LITIGATION                                                              44
     5.11    NO MATERIAL ADVERSE CHANGE                                              44
     5.12    SOLVENCY                                                                44
     5.13    EMPLOYEE BENEFITS                                                       44
     5.14    ENVIRONMENTAL CONDITION                                                 44
     5.15    YEAR 2000 COMPATIBILITY                                                 45
     5.16    LOCATIONS; LEASES                                                       45

6.   AFFIRMATIVE COVENANTS                                                           46
     6.1     ACCOUNTING SYSTEM                                                       46
     6.2     COLLATERAL AND FINANCIAL REPORTING                                      46
     6.3     [INTENTIONALLY OMITTED]                                                 50
     6.4     TAX RETURNS                                                             50
     6.5     GUARANTOR REPORTS                                                       50
     6.6     RETURNS                                                                 50
     6.7     TITLE TO EQUIPMENT                                                      50
     6.8     MAINTENANCE OF EQUIPMENT                                                50
     6.9     TAXES                                                                   50
     6.10    INSURANCE                                                               51
     6.11    NO SETOFFS OR COUNTERCLAIMS                                             52
     6.12    LOCATION OF INVENTORY AND EQUIPMENT                                     52
     6.13    COMPLIANCE WITH LAWS                                                    52
     6.14    EMPLOYEE BENEFITS                                                       52
     6.15    LEASES                                                                  53
     6.16    LANDLORD WAIVERS AND CONSENTS                                           53
     6.17    MATERIAL INVENTORY SUPPLIER                                             53


     6.18    YEAR 2000 COMPATIBILITY                                                 53

7.   NEGATIVE COVENANTS                                                              54
     7.1     INDEBTEDNESS                                                            54
     7.2     LIENS                                                                   54
     7.3     RESTRICTIONS ON FUNDAMENTAL CHANGES                                     54
     7.4     DISPOSAL OF ASSETS                                                      55
     7.5     CHANGE NAME                                                             55
     7.6     GUARANTEE                                                               55
     7.7     NATURE OF BUSINESS                                                      55
     7.8     PREPAYMENTS AND AMENDMENTS                                              55
     7.9     CHANGE OF CONTROL                                                       55
     7.10    CONSIGNMENTS                                                            56
     7.11    DISTRIBUTIONS                                                           56
     7.12    ACCOUNTING METHODS                                                      56
     7.13    INVESTMENTS                                                             56
     7.14    TRANSACTIONS WITH AFFILIATES                                            56
     7.15    SUSPENSION                                                              57
     7.16    [INTENTIONALLY OMITTED]                                                 57
     7.17    USE OF PROCEEDS                                                         57
     7.18    CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE;
             INVENTORY AND EQUIPMENT WITH BAILEES                                    57
     7.19    NO PROHIBITED TRANSACTIONS UNDER ERISA                                  57
     7.20    FINANCIAL COVENANTS                                                     58
     7.21    CAPITAL EXPENDITURES                                                    58

8.   EVENTS OF DEFAULT                                                               59

9.   FOOTHILL'S RIGHTS AND REMEDIES.                                                 61
     9.1     RIGHTS AND REMEDIES                                                     61
     9.2     REMEDIES CUMULATIVE                                                     63
     9.3     LICENSE                                                                 63

10.  TAXES AND EXPENSES                                                              63

11.  WAIVERS; INDEMNIFICATION                                                        64
     11.1    DEMAND; PROTEST; ETC.                                                   64
     11.2    FOOTHILL'S LIABILITY FOR COLLATERAL                                     64
     11.3    INDEMNIFICATION                                                         64

12.  NOTICES                                                                         65

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER                                      66

14.  DESTRUCTION OF BORROWER'S DOCUMENTS                                             66


15.  GENERAL PROVISIONS                                                              66
     15.1    EFFECTIVENESS                                                           66
     15.2    SUCCESSORS AND ASSIGNS                                                  67
     15.3    SECTION HEADINGS                                                        67
     15.4    INTERPRETATION                                                          67
     15.5    SEVERABILITY OF PROVISIONS                                              67
     15.6    AMENDMENTS IN WRITING                                                   67
     15.7    COUNTERPARTS; TELEFACSIMILE EXECUTION                                   67
     15.8    REVIVAL AND REINSTATEMENT OF OBLIGATIONS                                68
     15.9    INTEGRATION                                                             68
     15.10   CONFIDENTIALITY                                                         68

SCHEDULES AND EXHIBITS
----------------------

Schedule E-1        Eligible Inventory Locations
Schedule P-1        Permitted Liens
Schedule 2.5        Credit Card Collection Arrangements
Schedule 2.6        Depository Account Schedule
Schedule 5.8        Subsidiaries
Schedule 5.10       Litigation
Schedule 5.13       ERISA Benefit Plans
Schedule 5.16       Leased Locations
Schedule 6.12       Location of Inventory and Equipment
Exhibit C-1         Form of Compliance Certificate
Exhibit 6-2         Form of Borrowing Base Certificate

                                AMENDED AND RESTATED
                            LOAN AND SECURITY AGREEMENT


THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "AGREEMENT") is entered into as of November 24, 1998, by and among FOOTHILL CAPITAL CORPORATION, a California corporation ("FOOTHILL"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and ULTIMATE ELECTRONICS, INC., a Delaware corporation ("ULTIMATE"), with its chief executive office located at 321 West 84th Avenue, Suite A, Thornton, Colorado 80221, ULTIMATE AKQUISITION CORP., a Delaware corporation ("AKQUISITION"), with its chief executive office located at 321 West 84th Avenue, Suite A, Thornton, Colorado 80221, and FAST TRAK, INC., a Minnesota corporation ("FAST TRAK"), with its chief executive office located at 321 West 84th Avenue, Suite A, Thornton, Colorado 80221 (Ultimate, Akquisition, and Fast Trak being hereinafter individually and collectively referred to as "BORROWER", as governed by the provisions of
SECTION 1.6 of this Agreement).

     A. Foothill and Ultimate entered into that certain Loan and Security Agreement, dated as of September 30, 1998 (the "SEPTEMBER 30, 1998, LOAN AGREEMENT").

     B. The parties hereto desire to add Akquisition and Fast Trak as co-borrowers to the credit facility established by the September 30, 1998 Loan Agreement and to make certain revisions to the September 30, 1998 Loan Agreement.

     C. To effectuate the foregoing, the parties hereto wish to completely amend, restate and modify (but not extinguish) the September 30, 1998 Loan Agreement through the execution of this Agreement.

     NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, agree as follows:

1.   DEFINITIONS AND CONSTRUCTION.

     1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

     "ACCOUNT DEBTOR" means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

     "ACCOUNTS" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

     "ADJUSTED EURODOLLAR RATE" means, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next 1/16%) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to (i) 100% minus (ii) the Reserve Percentage. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

     "ADVANCES" has the meaning set forth in SECTION 2.1(a).

     "AFFILIATE" means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote 5% or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

     "AGREEMENT" has the meaning set forth in the preamble hereto.

     "AKQUISITION" has the meaning set forth in the preamble hereto.

     "AKQUISITION STOCK PLEDGE AGREEMENT" means that certain Stock Pledge Agreement, dated on or about the date hereof, executed by Akquisition in favor of Foothill, whereby Akquisition grants Foothill a first priority Lien in all capital stock of Fast Trak.

     "AUTHORIZED PERSON" means any officer or other employee of Borrower.

     "AVAILABILITY" means that amount available for loans and advances as calculated by Foothill based upon the lending formula set forth in SECTION 2.1(a).

     "BANKRUPTCY CODE" means the United States Bankruptcy Code (11 U.S.C.
Section 101 ET SEQ.), as amended, and any successor statute.

     "BENEFIT PLAN" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which Borrower, any Subsidiary of Borrower, or any ERISA Affiliate has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

     "BLOCKED ACCOUNT AGREEMENT(S)" has the meaning set forth in SECTION 2.7(a)(i).

     "BORROWER" has the meaning set forth in the preamble to this Agreement.

     "BORROWER'S BOOKS" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

     "BORROWING BASE" has the meaning set forth in SECTION 2.1(a).

     "BUSINESS DAY" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

     "BUSINESS PLAN" means the business plan of Borrower submitted to Foothill, which business plan is hereby incorporated by reference, and any revision, amendment or update to such business plan as to which Foothill has given written approval.

     "CHANGE OF CONTROL" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than William J. Pearse, Barbara A. Pearse and the various immediate family trusts of William J. Pearse and Barbara A. Pearse, whether now existing or hereafter created including, without limitation, the Williams James Pearse III Trust No. 1, the William James Pearse III Trust No. 2, the Megan Pearse Trust No. 1, the Megan Pearse Trust No. 2, the Bradford Pearse Trust No. 1 and the Bradford Pearse Trust No. 2 and with respect to Akquisition, other than Ultimate, and with respect to Fast Trak, other than Ultimate and Akquisition) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 15% of the total voting power of all classes of stock then outstanding of any Borrower entitled to vote in the election of directors.

     "CHATTEL PAPER" shall have the meaning set forth in the Code.

     "CLOSING DATE" means September 30, 1998.

     "CODE" means the California Uniform Commercial Code.

     "COLLATERAL" means each of the following:

            (a)    the Accounts,

            (b)    Borrower's Books,

            (c)    the Chattel Paper

            (d)    the Equipment,

            (e)    the General Intangibles,

            (f)    the Inventory,

            (g)    the Investment Property,

            (h)    the Negotiable Collateral,

            (i) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Foothill, and

            (j) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

     "COLLATERAL ACCESS AGREEMENT" means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgment agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Foothill.

     "COLLECTIONS" means all cash, checks, notes, instruments, and other items of payment (including, without limitation, all cash equivalents, checks, and credit card slips and receipts as arise out of the sale of the Collateral, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

     "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of EXHIBIT C-1 and delivered by the chief accounting officer of Ultimate, on behalf of Borrowers, to Foothill.

     "CONCENTRATION ACCOUNT" means the Concentration Account Number 1018169963 established pursuant to the Blocked Account Agreement with the Concentration Account Bank.

     "CONCENTRATION ACCOUNT BANK" means Norwest Bank Colorado NA, whose office is located at 1740 Broadway, Denver, Colorado 80274, and whose ABA number is 102000076, or such other banks as may be agreed to by Borrower and Foothill from time to time.

     "COST" means the calculated cost of purchases, as determined from invoices received by Borrower, Borrower's purchase journal or stock ledger, based upon Borrower's accounting principles, known to Foothill, which practices are in effect on the date on which this Agreement was executed. "Cost" does not include any inventory capitalization costs inclusive of advertising, but may include other charges used in Borrower's determination of cost of goods sold and bringing goods to market, all within Foothill's reasonable discretion and in accordance with GAAP.

     "COST FACTOR" means the result of 1 minus Borrower's then cumulative markup percent derived from Borrower's purchase journal.

     "DAILY BALANCE" means the amount of an Obligation owed at the end of a given day.

     "DATED ASSETS" has the meaning set forth in SECTION 2.17.

     "DATED LIABILITIES" has the meaning set forth in SECTION 2.17.

     "DEEMS ITSELF INSECURE" means that the Person deems itself insecure in accordance with the provisions of Section 1208 of the Code.

     "DEFAULT" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

     "DESIGNATED ACCOUNT" means account number 1018169955 of Ultimate maintained with Borrower's Designated Account Bank, or such other deposit account of Ultimate (located within the United States) which has been designated, in writing and from time to time, by Borrower to Foothill.

     "DESIGNATED ACCOUNT BANK" means Norwest Bank Colorado NA, whose office is located at 1740 Broadway, Denver, Colorado 80274, and whose ABA number is 102000076, or such other bank as is acceptable to Foothill.

     "DISBURSEMENT LETTER" means an instructional letter executed and delivered by Borrower to Foothill regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Foothill.

     "DOLLARS OR $" means United States dollars.

     "EARLY TERMINATION PREMIUM" has the meaning set forth in SECTION 3.6.

     "ELIGIBLE ACCOUNTS" means those Accounts created by Borrower in the ordinary course of business, that arise out of Borrower's sale of goods or rendition of services, that strictly comply with each and all of the representations and warranties respecting Accounts made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; PROVIDED, HOWEVER, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible Accounts shall not include the following:

            (a) Accounts that the Account Debtor has failed to pay (i) within 90 days of original invoice date or (ii) within 60 days of original due date;

            (b) Accounts owed by an Account Debtor or its Affiliates where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

            (c) Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of Borrower;

            (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

            (e) Accounts that are not payable in Dollars or with respect to which the Account Debtor: (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any State thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit satisfactory to Foothill (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Foothill and is directly drawable by Foothill, or (z) the Account is covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill;

            (f) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the satisfaction of Foothill, with the Assignment of Claims Act, 31 U.S.C. Section 3727), or (ii) any State of the United States (exclusive, however, of Accounts owed by any State that does not have a statutory counterpart to the Assignment of Claims Act);

            (g) Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of setoff, has disputed its liability, or has made any claim with respect to the Account;

            (h) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 10% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage, unless otherwise consented to by Foothill;

            (i) Accounts with respect to which the Account Debtor is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

            (j) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

            (k) Accounts with respect to which the goods giving rise to such Account have not been shipped and billed to the Account Debtor, the services giving rise to such Account have not been performed and accepted by the Account Debtor, or the Account otherwise does not represent a final sale;

            (l) Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, Indiana, or West Virginia (or any other state that requires a creditor to file a Business Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless Borrower has qualified to do business in New Jersey, Minnesota, Indiana, West Virginia, or such other states, or has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement; and

            (m) Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

     "ELIGIBLE INVENTORY" means consumer electronic products Inventory consisting of first quality, finished goods held for sale in the ordinary course of Borrower's business, net of any unearned vendors' discounts and Inventory Reserves (as defined below), that are located at Borrower's premises identified on SCHEDULE E-1, that strictly comply with each and all of the representations and warranties respecting Inventory made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in all respects; PROVIDED, HOWEVER, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower's current and historical accounting practices. Without limiting the foregoing, the following shall not be Eligible Inventory:

            (a) Inventory that is not owned solely by Borrower or in which Borrower does not have good, valid, and marketable title;

            (b) Inventory that is not located at one of the locations set forth on SCHEDULE E-1;

            (c) Inventory that is not located on property owned or leased by Borrower or in a contract warehouse, in each case (except for the County Line Store and Colorado Boulevard Store), subject to a Collateral Access Agreement executed by the mortgagee, lessor, the warehouseman, or other third party, as the case may be, and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

            (d) Inventory that is not subject to a valid and perfected first priority security interest in favor of Foothill;

            (e) Inventory that consists of goods in transit, other than goods in transit between the locations specified in SCHEDULE E-1;

            (f) Inventory that is damaged, defective, or not currently saleable in the normal course of Borrower's operations;

            (g) Inventory in an amount equal to Borrower's invoice variance reserves;

            (h) Discontinued consumer electronic products Inventory (to include obsolete and slow-moving Inventory based upon it being on hand beyond a number of days determined by Foothill from time to time) in an amount in excess of 12% of total net amount of Borrower's consumer electronic products Inventory (determined after deducting unearned vendors' discounts);

            (i)    Free goods;

            (j) That portion of Borrower's consumer electronic products Inventory consisting of cellular phones in the net amount in excess of $1,000,000 (determined after deducting unearned vendors' discounts);

            (k) Inventory that is a restrictive or custom item, work-in-process, a component that is not part of finished goods, or constitutes parts, packaging and shipping materials, supplies used or consumed in Borrower's business, is subject to a Lien in favor of any third Person, consists of bill and hold goods, or Inventory acquired on consignment; and

            (l)    Inventory that is non-SKU Inventory.

Foothill may establish reserves ("Inventory Reserves") from time to time in Foothill's discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the current Retail or market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following: (i) the estimated reclamation claims of unpaid sellers of Inventory sold to Borrower; (ii) change in Inventory character, composition or mix; (iii) imbalance of Inventory; (iv) retail markdowns or markups inconsistent with prior period practice and performance; current business plans; or advertising calendar and planned advertising events; (v) Inventory shrinkage; or (vi) the change in the Orderly Liquidation Value of the Inventory.

     "EQUIPMENT" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any interest of Borrower in any of the foregoing, and
(b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

     "ERISA" means the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sections 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

     "ERISA AFFILIATE" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).


     "ERISA EVENT" means (a) a Reportable Event with respect to any Benefit Plan or

Multiemployer Plan, (b) the withdrawal of Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or

Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by Borrower or its Subsidiaries or any of their ERISA Affiliates.

     "EURODOLLAR RATE" means, with respect to the Interest Period for a Eurodollar Rate Loan, the rate for deposits in U.S. dollars that appears as the "LIBOR" or "Eurodollar" rate, as the case may be, in the BLOOMBERG REPORTER two Business Days prior to the commencement of such Interest Period as to the amount comparable to the amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower, or if no such "LIBOR" or "Eurodollar" rate appears on such day in the BLOOMBERG REPORTER, the comparable "LIBOR" or "Eurodollar" rate, as the case may be, that appears in THE WALL STREET JOURNAL two Business Days prior to the commencement of such Interest Period. If no such "LIBOR" or "Eurodollar Rate" appears on such date in either the BLOOMBERG REPORTER or THE WALL STREET JOURNAL, the term "Eurodollar" rate shall mean, with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum at which United States dollar deposits are offered to Foothill (or its Affiliates) by major banks in the London interbank market (or other Eurodollar Rate market elected by Foothill) on or about 11:00 a.m. (New York time) 2 Business Days prior to the commencement of such Interest Period in amounts comparable to the amount of the Eurodollar Rate Loans requested by and available to Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by Borrower.

     "EURODOLLAR RATE LOANS" means any Advance (or any portion thereof) made or outstanding hereunder during any period when interest on such Advance (or portion thereof) is payable based on the Adjusted Eurodollar Rate.

     "EVENT OF DEFAULT" has the meaning set forth in SECTION 8.

     "EXCESS AVAILABILITY" means the amount as determined by Foothill at any time, equal to (a) the amount of Advances available to Borrower as of such time based upon the applicable lending formulas set forth in SECTION 2.1, subject to the sublimits, Reserves Against Availability and other reserves from time to time established in accordance with this Agreement minus (b) the amount of the outstanding Obligations (including Letters of Credit).

     "EXISTING LENDER" means Norwest Bank Colorado, National Association.

     "FAST TRAK" has the meaning set forth in the preamble to this Agreement.

     "FEIN" means Federal Employer Identification Number.

     "FOOTHILL" has the meaning set forth in the preamble to this Agreement.

     "FOOTHILL ACCOUNT" has the meaning set forth in SECTION 2.10.

     "FOOTHILL EXPENSES" means all: costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Foothill; fees or charges paid or incurred by Foothill in connection with Foothill's transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate surveys, real estate title policies and endorsements, and environmental audits; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with Borrower or any guarantor; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

     "GENERAL INTANGIBLES" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names (including, without limitation the trade names "Soundtrack", "Ultimate Electronics", "Fast Trak", and "Audio King"), trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

     "GOVERNING DOCUMENTS" means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

     "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "GROSS MARGIN PERCENTAGE" means, with respect to the subject accounting period for which it is being calculated, the following (determined in accordance with the cost method of accounting):

            sales (minus) cost of goods sold   x  100
            --------------------------------
                   sales

     "HAZARDOUS MATERIALS" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

     "INDEBTEDNESS" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

     "INSOLVENCY PROCEEDING" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

     "INTEREST PERIOD" means for any Eurodollar Rate Loan, the period commencing on the Business Day such Eurodollar Rate Loan is disbursed or continued, or on the Business Day on which a Reference Rate Loan is converted to such Eurodollar Rate Loan, and ending on the date 1, 2, or 3 months thereafter, as selected by Borrower and notified to Foothill pursuant to SECTION 2.1(c), and as further provided in
SECTION 2.12(a).

     "INVENTORY" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

     "INVESTMENT PROPERTY" means any security, whether certificated or uncertificated, any security entitlement, any securities account, any commodity contract or any commodity account.

     "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

     "L/C" has the meaning set forth in SECTION 2.2(a).

     "L/C GUARANTY" has the meaning set forth in SECTION 2.2(a).

     "LANDLORD LIEN STATE" means any state or other jurisdiction under whose statutory or common law the rights of a landlord in assets of that landlord's tenant, for unpaid rent, may be senior to a perfected security interest in such assets.

     "LETTER OF CREDIT" means an L/C or an L/C Guaranty, as the context requires.

     "LIEN" means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

     "LOAN ACCOUNT" has the meaning set forth in SECTION 2.13.

     "LOAN DOCUMENTS" means this Agreement, the Disbursement Letter, the Letters of Credit, the Blocked Account Agreements, the Stock Pledge Agreements, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

     "MANUFACTURER PAYABLES" means Indebtedness of Borrower to the manufacturers, suppliers, providers, vendors or distributors of Borrower's Inventory incurred by Borrower for the acquisition of such Inventory, which Indebtedness is not secured by any lien, security interest or encumbrance.

     "MATERIAL ADVERSE CHANGE" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers, taken as a whole, (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or of Foothill to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Foothill's Liens with respect to the Collateral.

     "MATERIAL INVENTORY SUPPLIER" means any supplier, provider, manufacturer, vendor or distributor of Borrower's Inventory from whom Borrower purchases, directly or indirectly, two percent (2%) or more of the total Inventory purchased by Borrower.

     "MAXIMUM REVOLVING AMOUNT" means $40,000,000.

     "MULTIEMPLOYER PLAN" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which Borrower, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

     "NEGOTIABLE COLLATERAL" means all of Borrower's present and future letters of credit, notes, drafts, instruments, investment property, security entitlements, securities (including the shares of stock of Subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

     "ORDERLY LIQUIDATION VALUE" means the liquidation value of Eligible Inventory as determined from time to time by Ozer Valuation Services LLC, Gordon Brothers Retail Partners, LLC, or other appraiser reasonably acceptable to Foothill (in each case, as selected by Foothill).

     "OBLIGATIONS" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, premiums (including Early Termination Premiums), liabilities (including all amounts charged to Borrower's Loan Account pursuant hereto), obligations, fees, charges, costs, or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

     "ONE TURN STATE" means any state or other jurisdiction under whose statutory or common law the relative priority of the rights of a landlord in assets of that landlord's tenant, for unpaid rent, vis a vis the rights of the holder of a perfected security interest therein is dependent upon whether such security interest arose prior or subsequent to the subject asset's coming onto the demised premises.

     "OVERADVANCE" has the meaning set forth in SECTION 2.5.

     "PARTICIPANT" means any Person to which Foothill has sold a participation interest in its rights under the Loan Documents.

     "PAY-OFF LETTER" means a letter, in form and substance reasonably satisfactory to Foothill, from Existing Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Existing Lender and obtain a termination or release of all of the Liens existing in favor of Existing Lender in and to the properties or assets of Borrower.

     "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

     "PERMITTED LIENS" means (a) Liens held by Foothill, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on SCHEDULE P-1, (d) the interests of lessors under operating leases and purchase money Liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset is permitted under SECTION 7.21 and so long as the Lien only attaches to the asset purchased or acquired (and proceeds from the sale or transfer thereof) and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker's compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrower and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of Borrower, (i) Liens of or resulting from any judgment or award that would not cause a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, and (j) with respect to any Real Property, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by Borrower or the value of Foothill's Lien thereon or therein, or materially interfere with the ordinary conduct of the business of Borrower.

     "PERMITTED PROTEST" means the right of Borrower to protest any Lien other than any such Lien that secures the Obligations, tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of Foothill in and to the Collateral.

     "PERSON" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

     "PERSONAL PROPERTY" means all Collateral.

     "PLAN" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

     "REAL PROPERTY" means any estates or interests in real property now owned or hereafter acquired by Borrower.

     "REFERENCE RATE" means the variable rate of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "base rate," irrespective of whether such announced rate is the best rate available from such financial institution.

     "REFERENCE RATE LOAN" means any Advance (or any portion thereof) made or outstanding hereunder during any period when interest on such Advance (or portion thereof) is payable based on the Reference Rate.

     "RENEWAL DATE" has the meaning set forth in SECTION 3.4.

     "REPORTABLE EVENT" means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

     "REQUIREMENT OF LAW" means, as to any Person: all (i) statutes and regulations and (ii) court orders and injunctions, arbitrator's decisions, and/or similar rulings, in each instance by any Governmental Authority, or other body which has jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

     "RESERVE PERCENTAGE" means and refers to, as of the date of determination thereof, the maximum percentage (rounded upward, if necessary to the nearest 1/100th of 1%), as determined by Foothill (or its Affiliates) in accordance with its (or their) usual procedures (which determination shall be conclusive in the absence of manifest error), that is in effect on such date as prescribed by the Federal Reserve Board for determining the reserve requirements ( including supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") by Foothill or its Affiliates.

     "RESERVES AGAINST AVAILABILITY" means such reserves as Foothill from time to time determines in Foothill's discretion as being appropriate to reflect impediments to Foothill's ability to realize upon the Collateral. Without limiting the generality of the foregoing, Reserves Against Availability may include (but are not limited to) reserves based on the following:

     (a)    Rent
            (i)    based upon past due rent, and
            (ii) based upon Borrower's locations in a Landlord Lien State or One-Turn State if no landlord waiver acceptable to Foothill has been obtained.

     (b)    In store customer credits and gift certificates.

     (c)    Past due payables.

     (d) Layaway and customer deposits, including special order customer deposits.

     (e) Past due or accrued taxes and other governmental charges, including, ad valorem, personal property and other taxes which may have priority over the security interests of Foothill in the Collateral.

     (f)    Past due or accrued warehouse and storage charges.


Notwithstanding the foregoing, (i) as long as during the period beginning the Closing Date and continuing through December 31, 1998 Borrower's Tangible Net Worth is in excess of $38,500,000, no Reserves Against Availability will be established as to either of the items described in clauses (b) and (d) above, and (ii) as long as during the period beginning January 1, 1999 and continuing thereafter during the term of this Agreement, Borrower's Tangible Net Worth is in excess of $40,000,000 no Reserves Against Availability will be established as to either of the items described in clauses (b) and (d) above.

     "RETAIL" means the Cost of Inventory divided by the Cost Factor.

     "RETIREE HEALTH PLAN" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

     "SALE OF CONTROL" means the acquisition by a Person and any of the "affiliates" of such Person within the meaning of Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (other than any current affiliate of Borrower) of an aggregate of 75% or more of the assets of the Borrowers, taken as a whole, or capital stock of Ultimate.

     "SEPTEMBER 30, 1998 LOAN AGREEMENT" has the meaning set forth in the preamble to this Agreement.

     "SOLVENT" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

     "SPECIAL INVENTORY ADVANCE AMOUNT" means, at any date of determination, the lesser of (a) $5,000,000 or (b) five percent (5%) of the Cost of Eligible Inventory.

     "SPECIAL INVENTORY ADVANCES" means Advances made by Foothill to Borrower due to the "Special Inventory Advance Amount" portion of the Borrowing Base.

     "STOCK PLEDGE AGREEMENTS" means the Akquisition Stock Pledge Agreement and the Ultimate Stock Pledge Agreement.

     "SUBSIDIARY" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

     "SUSPENSION EVENT" means any occurrence, circumstance or state of facts which (a) is an Event of Default or (b) would become an Event of Default with the passage of time.

     "TANGIBLE NET WORTH" means, as of any date of determination, the sum of the par or stated value of all outstanding capital stock, surplus and undistributed profits of Borrower, less any amounts attributable to treasury stock, and any intangible assets, including, but not limited to, goodwill, patents, copyrights, mailing lists, catalogues, trademarks, bond discount and underwriting expenses, organization expenses and other like intangibles, prepaid items and deposits, all as determined on a consolidated basis in accordance with generally accepted accounting principles.

     "ULTIMATE" has the meaning set forth in the preamble to this Agreement.

     "ULTIMATE STOCK PLEDGE AGREEMENT" means that certain Stock Pledge Agreement, dated on or about the date hereof, executed by Ultimate in favor of Foothill whereby Ultimate grants Foothill a first priority Lien in all capital stock of Akquisition.

     "VOIDABLE TRANSFER" has the meaning set forth in SECTION 15.8.

     "YEAR 2000 COMPLIANT" means that Borrower's computer software programs (whether used in Borrower's business or licensed by or to Borrower to or from third parties) effectively processes data including data fields requiring references to dates on and after January 1, 2000 and have been designed not to experience or produce invalid or incorrect results or abnormal software operation related to or as a result of the occurrence of such dates.

     1.2. ACCOUNTING TERMS All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

     1.3. CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

     1.4. CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Foothill. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, restatements, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

     1.5. SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

     1.6 THE TERM "BORROWER" OR "BORROWERS". Unless otherwise specifically provided herein, all references to "Borrower" or "Borrowers" herein shall refer to and include each Borrower separately and all representations contained herein shall be deemed to be separately made by each of them, and each of the covenants, agreements and obligations set forth herein shall be deemed to be the joint and several covenants, agreements and obligations of them.

Any notice, request, consent, report or other information or agreement delivered to Foothill by any Borrower shall be deemed to be ratified by, consented to and also delivered by each other Borrower. Each Borrower recognizes and agrees that each covenant and agreement of "Borrower" or "Borrowers" under this Agreement and the other Loan Documents shall create a joint and several obligation of the Borrowers, which may be enforced against Borrowers, jointly or against each Borrower separately. Without limiting the terms of this Agreement and the other Loan Documents, security interests, assets and collateral shall extend to the properties, interests, assets and collateral of each Borrower. Similarly, the term "Obligations" shall include, without limitation, all obligations, liabilities and indebtedness of such corporations, or any one of them, to Foothill, whether such obligations, liabilities and indebtedness shall be joint, several, joint and several or individual. Unless otherwise specified in this Agreement, the parties hereto anticipate that any notice, request, consent, report or other information or agreement to be delivered in connection with this Agreement by Borrowers to Foothill will be executed by Ultimate, on behalf of Borrowers, and that any such notice, request, consent, report or other information or agreement delivered to Foothill and executed by Ultimate shall be deemed to be executed by Ultimate on behalf of all the Borrowers. In addition, unless otherwise specified in this Agreement, the parties hereto anticipate that any advances made hereunder by Foothill to Borrowers shall be disbursed directly to Ultimate.

2.   LOAN AND TERMS OF PAYMENT.

     2.1.   REVOLVING ADVANCES.

            (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount outstanding not to exceed at any one time the lesser of (i) the Maximum Revolving Amount LESS the outstanding balance of all undrawn or unreimbursed Letters of Credit, or (ii) the Borrowing Base LESS the aggregate amount of all undrawn or unreimbursed Letters of Credit. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the result of:

                   (w) THE LESSER OF (i) 75% of Eligible Accounts, and (ii) $2,500,000, PLUS

                   (x)    75% of the Cost of Eligible Inventory, PLUS

                   (y)    the Special Inventory Advance Amount, MINUS

                   (z) the aggregate of such Reserves Against Availability as may have been established by Foothill.

            (b) Each Advance shall be made upon Borrower's request (pursuant to the terms of SECTION 2.9), which request shall be irrevocable except as set forth in SECTION 2.12, specifying (i) the amount of the requested Advance; (ii) the requested funding date of such Advance; (iii) whether the Advance is to constitute a Eurodollar Rate Loan or a Reference Rate Loan (provided that a Special Inventory Advance must be a Reference Rate
Loan); and (iv) if such Advance is to constitute a Eurodollar Rate Loan, the requested Interest Period therefor. If the requested Advance constitutes a Eurodollar Rate Loan, such request must be delivered to Foothill no later than 11:00 a.m. (California time) two Business Days prior to the requested funding date therefor.

            (c) Foothill shall have no obligation to make Advances hereunder to the extent they would cause the outstanding Obligations to exceed the Maximum Revolving Amount.

            (d) Amounts borrowed pursuant to this SECTION 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

     2.2.   LETTERS OF CREDIT.

            (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to issue guarantees of payment (each such guaranty, an "L/C Guaranty") with respect to letters of credit issued by an issuing bank for the account of Borrower. Foothill shall have no obligation to issue a Letter of Credit if any of the following would result:

                   (i) 100% of the aggregate amount of all undrawn and unreimbursed Letters of Credit would exceed the Borrowing Base LESS the amount of outstanding Advances and LESS the aggregate amount of all Reserves Against Availability; or

                   (ii) the aggregate amount of all undrawn or unreimbursed Letters of Credit would exceed the lower of: (x) the Maximum Revolving Amount LESS the amount of outstanding Advances and LESS the aggregate amount of the Reserves Against Availability; or (y) $1,000,000; or

                   (iii) the outstanding Obligations would exceed the Maximum
            Revolving Amount.

Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each Letter of Credit shall have an expiry date no later than 60 days prior to the date on which this Agreement is scheduled to terminate under SECTION 3.4 (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to Foothill in its sole discretion. If Foothill is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such amount to Foothill and, in the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under SECTION 2.4.

            (b) Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any Letter of Credit. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any Letters of Credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

            (c) Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

            (d) Any and all charges, commissions, fees, and costs incurred by Foothill relating to the letters of credit guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill.

            (e) Immediately upon the termination of this Agreement, Borrower agrees to either (i) provide cash collateral to be held by Foothill in an amount equal to 110% of the maximum amount of Foothill's obligations under Letters of Credit (such cash collateral to be released upon the release of all of Foothill's obligations thereunder), or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under outstanding Letters of Credit. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this SECTION 2.2(E).

            (f) If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any governmental authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or Foothill with any direction, request, or requirement (irrespective of whether having the force of law) of any governmental authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

                   (A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

                   (B) there shall be imposed on the issuing bank or Foothill any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or Foothill of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or Foothill, then, and in any such case, Foothill may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as the issuing bank or Foothill may specify to be necessary to compensate the issuing bank or Foothill for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in SECTION 2.4(a)(i) or
(c)(i), as applicable. The determination by the issuing bank or Foothill, as the case may be, of any amount due pursuant to this SECTION 2.2(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

     2.3. OVERADVANCES. If, at any time or for any reason, the aggregate amount of Obligations owed by Borrower to Foothill pursuant to SECTIONS 2.1 AND 2.2 is greater than either the Dollar or percentage limitations set forth in SECTIONS 2.1 OR 2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay Advances outstanding under SECTION 2.1 and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to Letters of Credit.

     2.4.   INTEREST AND LETTER OF CREDIT FEES:  RATES, PAYMENTS, AND
CALCULATIONS.

            (a) Interest Rate. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit) shall bear interest on the Daily Balance as follows: (i) Each Eurodollar Rate Loan shall bear interest at a per annum rate of two percentage points ABOVE the Adjusted Eurodollar Rate; (ii) each Special Inventory Advance shall bear interest at a per annum rate of 1.5 percentage points ABOVE the Reference Rate, and (iii) all other Obligations shall bear interest at a per annum rate of 0.375 percentage points BELOW the Reference Rate.

            (b) Letter of Credit Fee. Borrower shall pay Foothill a fee (in addition to the charges, commissions, fees, and costs set forth in SECTION 2.2(d)) equal to 1.50% per annum times the Daily Balance of the aggregate undrawn amount of all outstanding Letters of Credit.

            (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, (i) all Obligations (except for undrawn Letters of Credit) shall bear interest at a per annum rate equal to 2.50 percentage points ABOVE the interest rate otherwise stated in SECTION 2.4(a) above, and (ii) the Letter of Credit fee provided in SECTION 2.4(b) shall be increased to 2.50% ABOVE the rate otherwise stated in SECTION 2.4(b) herein.

            (d) Minimum Interest. In no event shall the rate of interest chargeable hereunder for any day be less than 6% per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate. To the extent that interest accrued hereunder at the rate set forth herein (including the minimum interest rate) would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

            (e) Payments. Interest and Letter of Credit fees payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest and Letter of Credit fees, all Foothill Expenses (as and when incurred), the charges, commissions, fees, and costs provided for in SECTION 2.2(d) (as and when accrued or incurred), the fees and charges provided for in SECTION 2.10 (as and when accrued or incurred), and all installments or other payments due under any Loan Document to Borrower's Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

            (f) Computation. The Reference Rate as of the date of this Agreement is 8.50% per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

            (g) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; PROVIDED, HOWEVER, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, IPSO FACTO as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

     2.5.   CREDIT CARD COLLECTIONS.

            (a) Annexed hereto is SCHEDULE 2.5, which describes all arrangements to which Borrower is a party with respect to the payment to Borrower of the proceeds of all credit card charges for sales by Borrower.

            (b) Payment of all credit card charges submitted by Borrower to credit card clearinghouses or other processors identified on SCHEDULE 2.5 or otherwise and any other amounts payable to Borrower by such clearinghouses or other processors shall be directed to such account as may be designated by Foothill.

     2.6. DEPOSITORY ACCOUNTS. Annexed hereto is SCHEDULE 2.6 which describes all present depository accounts of Borrower, which schedule includes, with respect to each such depository account (i) the name and address of that depository; (ii) the account number(s) maintained with such depository; and (iii) a contact person at such depository. In addition, the following depository accounts have been or will be established (and are referred to herein):

            (a) The Concentration Account, the contents of which shall constitute Collateral and Negotiable Collateral.

                   (i) Borrower shall contemporaneous with the execution of this Agreement, (x) provide Foothill with such blocked account agreements (the "Blocked Account Agreements"), in form and substance satisfactory to Foothill, of the depository with which the Concentration Account is maintained as may be satisfactory to Foothill; and (y) not establish any Concentration Account hereafter except upon not less than thirty (30) days prior written notice to Foothill and the delivery to Foothill of a similar such agreement acceptable to Foothill.

                   (ii) Borrower shall pay all fees and charges of, and maintain such impressed balances as may be required by Foothill or by any bank in which any account is opened as required hereby (even if such account is opened by Foothill).

            (b)    The Designated Account.

Borrower shall not establish any depository accounts hereafter unless Borrower, contemporaneous with such establishment, delivers to Foothill an agreement (in form satisfactory to Foothill) executed on behalf of the depository with which such depository account is being established.

     2.7.   COLLECTIONS.

            (a) All Collections constitute Collateral and proceeds of Collateral and shall be held in trust by Borrower for Foothill; shall not be commingled with any of Borrower's other funds; and shall be deposited and/or transferred daily only to the Concentration Account.

            (b) Borrower shall cause the ACH or wire transfer to the Concentration Account, no less than daily (and whether or not there is then an outstanding balance in the Loan Account) of all Collections, including, without limitation:

                   (i) The then contents of each depository account (other than the Designated Account), each such transfer to be net of any minimum balance, not to exceed $1,500, as may be required to be maintained in the subject depository account by the bank at which such depository account is maintained.

                   (ii) The proceeds of all credit card charges not otherwise provided for pursuant hereto.

            (c) Foothill shall transfer to the Designated Account any surplus (attributable to Borrower) in excess of the Obligations in Foothill Account remaining after the application to the Obligations referred to in
Section 2.10 (less those amounts which are to be netted out as provided therein).

            (d) Upon terms and conditions set forth in the Blocked Account Agreement, all Collections received in the Concentration Account shall be wired into an account designated by Foothill (the "Foothill Account").

     2.8. CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any Collections by Foothill (whether from transfers to Foothill by the depository account banks or Concentration Account Banks or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under SECTION 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for one Business Day of 'clearance' or 'float' at the rate set forth in SECTION 2.4(a)(i) or SECTION 2.4(c)(i), as applicable, on all Collections that are received by Foothill (regardless of whether forwarded by the depository account banks or Concentration Account Banks to Foothill, whether provisionally applied to reduce the Obligations under SECTION 2.1, or otherwise). This across-the-board one Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging one Business Days of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into Foothill Account on a Business Day on or before 11:00 a.m. California time. If any Collection item is received into Foothill Account on a non-Business Day or after 11:00 a.m. California time on a Business Day, it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

     2.9. DESIGNATED ACCOUNT. Foothill is authorized to make the Advances and the Letters of Credit under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to SECTION 2.4(e). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any

Advance requested by Borrower and made by Foothill hereunder shall be made to the Designated Account.

     2.10. MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Foothill shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances made by Foothill to Borrower or for Borrower's account, including accrued interest, Foothill Expenses, and any other payment Obligations of Borrower. In accordance with SECTION 2.8, the Loan Account will be credited with all payments received by Foothill from Borrower or for Borrower's account. Foothill shall render statements, on a monthly basis, regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Foothill written objection thereto describing the error or errors contained in any such statements.

     2.11.  FEES.  Borrower shall pay to Foothill the following fees:

     (a)    CLOSING FEE.  On the Closing Date, a closing fee of $100,000;

     (b) FACILITY FEE. On the Closing Date, a facility fee in an amount equal to 0.125% of the Maximum Revolving Amount, which facility fee shall be deemed fully earned as of the Closing Date and shall be payable in three equal installments of one-third of the facility fee each, with the first installment being due on the Closing Date, the second installment being due on the earliest to occur of the first anniversary of the Closing Date, the date of the termination of this Agreement or the date upon which Foothill declares all Obligations immediately due and payable, and third installment being due on the earliest to occur of the second anniversary of the Closing, the date of the termination of this Agreement or the date upon which Foothill declares all Obligations immediately due and payable;

     (c) FINANCIAL EXAMINATION, DOCUMENTATION, AND APPRAISAL FEES. Foothill's customary fee of $650 per day per examiner, plus reasonable out-of-pocket expenses for each financial analysis and examination (i.e., audits) of Borrower performed by personnel employed by Foothill (except such fee of $650 per day per examiner shall not be payable with respect to Foothill's initial prospect audit of Borrower performed prior to the date of this Agreement); Foothill's customary appraisal fee of $1,500 per day per appraiser, plus reasonable out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Foothill; and, the actual charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examinations (i.e., audits) of Borrower or to appraise the Collateral; and

     (d) SERVICING FEE. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to $5,000.00.

     2.12 EURODOLLAR RATE LOANS. Any other provisions herein to the contrary notwithstanding, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

            (a) BORROWING; CONVERSION; CONTINUATION. Borrower may from time to time, on or after the Closing Date, request in a written or telephonic communication with Foothill: (i) Advances (other than Special Inventory Advances) to constitute Eurodollar Rate Loans (pursuant to SECTION 2.1(c));
     (ii) that Reference Rate Loans (other than Special Inventory Advances) be converted into Eurodollar Rate Loans; or (iii) that existing Eurodollar Rate Loans continue for an additional Interest Period. Any such request shall specify the aggregate amount of the requested Eurodollar Rate Loans, the proposed funding date therefor (which shall be a Business Day, and with respect to continued Eurodollar Rate Loans shall be the last day of the Interest Period of the existing Eurodollar Rate Loans being continued), and the proposed Interest Period, in each case subject to the limitations set forth below). Eurodollar Rate Loans may only be made, continued, or extended if, as of the proposed funding date therefor each of the following conditions is satisfied:

                   (v)    no Event of Default exists;

                   (w) no more than five Interest Periods may be in effect at any one time;

                   (x) the amount of Eurodollar Rate Loan borrowed, converted, or continued must be in an amount not less than $1,000,000 and integral multiples of $500,000 in excess thereof;

                   (y) Foothill shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Foothill and can be readily determined as of the date of request for such Eurodollar Rate Loan by Borrower; and

                   (z) Foothill shall have received such request at least two Business Days prior to the proposed funding date therefor.

            Any request by Borrower to borrow Eurodollar Rate Loans, to convert Reference Rate Loans to Eurodollar Rate Loans, or to continue any existing Eurodollar Rate Loans shall be irrevocable, except to the extent that Foothill shall determine under SECTION 2.13, 2.14 OR 2.15 that such Eurodollar Rate Loans cannot be made or continued.

            (b) DETERMINATION OF INTEREST PERIOD. By giving notice as set forth in SECTION 2.12(a), Borrower shall have the option of selecting a one, two or three month Interest Period for such Eurodollar Rate Loan. The determination of Interest Periods shall be subject to the following provisions:

                   (i) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                   (ii) if any Interest Period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; PROVIDED, HOWEVER, that if the next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day;

                   (iii) if any Interest Period begins on the last Business Day of a month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                   (iv) Borrower may not select an Interest Period which expires later than the Renewal Date (or, in the event that the term of this Agreement is automatically renewed pursuant to SECTION 3.4, the next anniversary of the Renewal Date).

            (c)    AUTOMATIC CONVERSION; OPTIONAL CONVERSION BY FOOTHILL.
Any Eurodollar Rate Loan shall automatically convert to a Reference Rate Loan upon the last day of the applicable Interest Period, unless Foothill has received a request to continue such Eurodollar Rate Loan at least two Business Days prior to the end of such Interest Period in accordance with the terms of SECTION 2.12(a). Any Eurodollar Rate Loan shall, at Foothill's option, upon notice to Borrower, convert to a Reference Rate Loan in the event that (i) an Event of Default shall have occurred and be continuing as of the last day of the Interest Period for such Eurodollar Rate Loan, or (ii) this Agreement shall terminate, and Borrower shall pay to Foothill any amounts required by SECTION 2.16 as a result thereof.

     2.13 ILLEGALITY. Any other provision herein to the contrary notwithstanding, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Foothill to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (a) the obligation of Foothill hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such, and convert Reference Rate Loans to Eurodollar Rate Loans shall forthwith be suspended and (b) Foothill's then outstanding Eurodollar Rate Loans, if any, shall be converted automatically to Reference Rate Loans on the respective last days of the then current Interest Periods with respect thereto or within such earlier period as required by law; PROVIDED, HOWEVER, that before making any such demand, Foothill agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different lending office if the making of such a designation would allow Foothill or its lending office to continue to perform its obligations to make Eurodollar Rate Loans. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to Foothill such amounts, if any, as may be required pursuant to SECTION 2.16. If circumstances subsequently change so that Foothill shall determine that it is no longer so affected, Foothill will promptly notify Borrower, and upon receipt of such notice, the obligations of Foothill to make or continue Eurodollar Rate Loans or to convert Reference Loans into Eurodollar Rate Loans shall be reinstated.

     2.14 REQUIREMENTS OF LAW. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by Foothill with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof

                   (i) shall subject Foothill to any tax, levy, charge, fee, reduction, or withholding of any kind whatsoever with respect to this Agreement or any Advance, or change the basis of taxation of payments to Foothill in respect thereof (except for taxes covered by SECTION 2.15 and the establishment of a tax based on the net income of Foothill or changes in the rate of tax on the net income of Foothill);

                   (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, Advances or other extensions of credit by, or any other acquisition of funds by, any office of Foothill; or

                   (iii) shall impose on Foothill any other condition with respect to this Agreement or any Advance;

and the result of any of the foregoing is to increase the cost to Foothill, by an amount which Foothill reasonably deems to be material, of making, converting into, continuing, or maintaining Advances or to increase the cost to Foothill, by an amount which Foothill deems to be material, or to reduce any amount receivable hereunder in respect of Advances, or to forego any other sum payable thereunder or make any payment on account thereof, then, in any such case, Borrower shall promptly pay Foothill, upon its demand, any additional amounts necessary to compensate Foothill for such increased cost or reduced amount receivable; PROVIDED, HOWEVER, that before making any such demand, Foothill agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different Eurodollar lending office if the making of such designation would allow Foothill or its Eurodollar lending office to continue to perform its obligations to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans and avoid the need for, or materially reduce the amount of, such increased cost. If Foothill becomes entitled to claim any additional amount pursuant to this SECTION 2.14, Foothill shall promptly notify Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this SECTION
2.14 submitted by Foothill to Borrower shall be conclusive in the absence of manifest error. If Borrower so notifies Foothill within 5 Business Days after Foothill notifies Borrower of any increased cost pursuant to the foregoing provisions of this

SECTION 2.14, Borrower may convert all Eurodollar Rate Loans then outstanding into Reference Rate Loans in accordance with SECTION 2.12 and, additionally, reimburse Foothill for any cost in accordance with SECTION 2.16. This covenant shall survive the termination of this Agreement and the payment of the Advance and all other amounts payable hereunder for nine months following such termination and repayment.

            (b) If Foothill shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Foothill or any Person controlling Foothill with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of increasing the amount of capital required to be maintained or reducing the rate of return on Foothill's or such Person's capital as a consequence of its obligations hereunder to a level below that which Foothill or such Person could have achieved but for such change or compliance (taking into consideration Foothill's or such Person's policies with respect to capital adequacy) by an amount deemed by Foothill to be material, then from time to time, after submission by Foothill to Borrower of a prompt written request therefor, Borrower shall pay to Foothill such additional amount or amounts as will compensate Foothill or such Person for such reduction. This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amount payable hereunder for nine months following such termination and repayment.

     2.15 TAXES. (a) Except as provided below in this SECTION 2.15, all payments made by Borrower under this Agreement and any other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, or withholdings, now or hereafter imposed, levied, collected, withheld, or assessed by any Governmental Authority, excluding net income taxes and franchise taxes imposed in lieu of net income taxes. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to Foothill hereunder or under any other Loan Documents, the amounts so payable to Foothill shall be increased to the extent necessary to yield to Foothill (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and any other Loan Documents; PROVIDED, HOWEVER, that Borrower shall be entitled to deduct and withhold any Non-Excluded Taxes and shall not be required to increase any such amounts payable to Foothill if Foothill fails or is unable to comply with the requirements of paragraph (b) of this SECTION 2.15. Whenever any Non-Excluded Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to Foothill a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Foothill the required receipts or other required documentary evidence, Borrower shall indemnify Foothill for any incremental taxes, interest or penalties that may become payable by Foothill as a result of any such failure. The agreements in this SECTION 2.15 shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder.

            (b) Any Participant or assignee of Foothill that is not incorporated under the laws of the United States of America or a state thereof (any such Person, a "Foreign Lender") shall:

                   (i)    (x)    on or before the date of any payment by
            Borrower under this Agreement to such Foreign Lender, deliver to Borrower and Foothill (A) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement without any deduction or withholding of any United States federal income taxes and (B) a duly completed Internal Revenue Service Form W-8 or W-9, or successor applicable form, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax;

                          (y) deliver to Borrower and Foothill two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and

                          (z) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by Borrower or Foothill;

            or

                   (ii) in the case of any such Foreign Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the IRC and that does not comply with subparagraph (i) of this paragraph (b),

                          (x) represent to Borrower (for the benefit of Borrower and Foothill) that it is not a bank within the meaning of
            Section 881(c)(3)(A) of the IRC,

                          (y) deliver to Borrower on or before the date of any payment by Borrower, with a copy to Foothill: (1) a certificate stating that such Foreign Lender (A) is not a "bank" under Section 881(c)(3)(A) of the IRC, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law, or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements, (B) is not a 10-percent shareholder within the meaning of Section 881(c)(3)(B) and (C) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the IRC (any such certificate a "U.S. TAX COMPLIANCE CERTIFICATE"); and (2) two duly completed copies of Internal Revenue Service Form W-8, or successor applicable form, certifying to such Foreign Lender's legal entitlement at the date of such certificate to an exemption from U.S.
            withholding tax under the provisions of Section 881(c) of the IRC with respect to payments to be made under this Agreement (and to deliver to Borrower and Foothill two further copies of Form W-8 on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by Borrower or Foothill for filing and completing such forms), and

                          (z) agree, to the extent legally entitled to do so, upon reasonable request by Borrower, to provide to Borrower (for the benefit of Borrower and Foothill) such other forms as may be reasonably required in order to establish the legal entitlement of such Foreign Lender to an exemption from withholding with respect to payments under this Agreement;

     (c) Foothill and each Foreign Lender shall, upon the reasonable request by Borrower, deliver to Borrower or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by Borrower under this Agreement may be made free and clear of, and without deduction or withholding for or on Non-Excluded Taxes (or to allow any such deduction or withholding to be at a reduced rate) imposed on such payment under the laws of any jurisdiction, PROVIDED that Foothill or such Foreign Lender, as the case may be, is legally entitled to complete, execute and deliver such form or certificate and such completion, execution or submission would not materially prejudice the legal position of Foothill or such Foreign Lender, as the case may be, unless in any such case any change in treaty, law, or regulation has occurred after the date such Person becomes a Foreign Lender hereunder which renders all such forms and certificates inapplicable or which would prevent such Foreign Lender from duly completing and delivering any such form or certificate with respect to it and such Foreign Lender so advises Borrower and Foothill. Each Person that shall become an assignee or a Participant shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications, and statements required pursuant to this SECTION 2.15; PROVIDED, HOWEVER, that in the case of a Participant the obligations of such Participant pursuant to this paragraph (c) shall be determined as if such Participant were an assignee except that such Participant shall furnish all such required forms, certifications, and statements to Foothill.

     2.16 INDEMNITY. Borrower agrees to indemnify Foothill and to hold Foothill harmless from any loss or expense which Foothill may sustain or incur as a consequence of (a) default by Borrower in payment when due of the principal amount of or interest on any Eurodollar Rate Loan, (b) default by Borrower in making a borrowing of, conversion into, or continuation of Eurodollar Rate Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by Borrower in making any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (d) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether due to the termination of this Agreement upon an Event of Default or otherwise), including, in each case, any such loss or expense (but excluding loss of margin) arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. Calculation of all amounts payable to Foothill under this SECTION 2.16 shall be made as though Foothill had actually funded the relevant Eurodollar Rate Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period; PROVIDED, HOWEVER, that Foothill may fund each of the Eurodollar Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this SECTION 2.16. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder for a period of nine months thereafter.

     2.17   JOINT AND SEVERAL LIABILITY; RIGHTS OF CONTRIBUTION.

            (a) Each Borrower states and acknowledges that: (i) pursuant to this Agreement, Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single corporate entity; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of Foothill and a desire of the Borrowers that each Borrower execute and deliver to Foothill this Agreement; and (iv) Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

            (b) Each Borrower hereby irrevocably and unconditionally: (i) agrees that it is jointly and severally liable to Foothill for the full and prompt payment of the Obligations and the performance by each Borrower of its obligations hereunder in accordance with the terms hereof; (ii) agrees to fully and promptly perform all of its obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and (iii) agrees as a primary obligation to indemnify Foothill on demand for and against any loss incurred by Foothill as a result of any of the obligations of any Borrower being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to Foothill or any Person, the amount of such loss being the amount which Foothill would otherwise have been entitled to recover from Borrower.

            (c) It is the intent of each Borrower that the indebtedness, obligations and liability hereunder of no one of them be subject to challenge on any basis. Accordingly, as of the date hereof, the liability of each Borrower under this SECTION 2.17, together with all of its other liabilities to all Persons as of the date hereof and as of any other date on which a transfer is deemed to occur by virtue of this Agreement, calculated in amount sufficient to pay its probable net liabilities on its existing Indebtedness as the same become absolute and matured ("DATED LIABILITIES") is, and is to be, less than the amount of the aggregate of a fair valuation of its property as of such corresponding date ("DATED ASSETS"). To this end, each Borrower under this
SECTION 2.17 (i) grants to and recognizes in each other Borrower, ratably, rights of subrogation and contribution in the amount, if any, by which the Dated Assets of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Liabilities of such Borrower or, as the case may be, (ii) acknowledges receipt of and recognizes its right to subrogation and contribution ratably from each other Borrower in the amount, if any by which the Dated Liabilities of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Assets of such Borrower under this SECTION 2.17. In recognizing the value of the Dated Assets and the Dated Liabilities, it is understood that Borrowers will recognize, to at least the same extent of their aggregate recognition of liabilities hereunder, their rights to subrogation and contribution hereunder. It is a material objective of this SECTION 2.17 that each Borrower recognizes rights to subrogation and contribution rather than be deemed to be insolvent (or in contemplation thereof) by reason of any arbitrary interpretation of its joint and several obligations hereunder.

3.   CONDITIONS; TERM OF AGREEMENT.

     3.1. CONDITIONS PRECEDENT TO THE INITIAL ADVANCE AND LETTER OF CREDIT PURSUANT TO THE SEPTEMBER 30, 1998 LOAN AGREEMENT. The obligation of Foothill to make the initial Advance or to issue the initial Letter of Credit pursuant to the September 30, 1998 Loan Agreement is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

            (a) the Closing Date shall occur on or before September 30, 1998;

            (b) Foothill shall have received searches reflecting the filing of its financing statements and fixture filings;

            (c) Foothill shall have received such appraisals as to the property of Ultimate as shall be required by Foothill, including, without limitation, an appraisal of the Net Recovery Value of the Eligible Inventory, each such appraisal to be in form and substance satisfactory to Foothill;

            (d) Foothill shall have received such financial statements and other financial information as to Borrower as shall be required by Foothill, which financial statements and other financial information shall be in form and substance satisfactory to Foothill;

            (e) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                   (i)    the Blocked Account Agreements;

                   (ii)   depository account bank notifications;

                   (iii)  [INTENTIONALLY OMITTED];

                   (iv)   the Disbursement Letter;

                   (v) the Pay-Off Letter, together with UCC termination statements or UCC assignment statements and other documentation evidencing the termination or assignment by Existing Lender of its Liens in and to the properties and assets of Borrower;

                   (vi)   Trademark Security Agreement;

                   (vii) Assignment of Rights under Computer Program and Software Agreement, executed by Ultimate, relating to the Hardware Purchase and Tyler Management Information System License Agreement between Ultimate and Tyler Business Systems, Inc., now known as Tyler Retail Systems, Inc., together with an Estoppel Certificate and Agreement relating thereto executed by Tyler Retail Systems, Inc., each in form and substance acceptable to Foothill;

                   (viii) Subordination and Consent Agreement, executed by
                          Colorado National Bank as Trustee, in form and substance satisfactory to Foothill; and

                   (ix)   Such other documents as shall be required by Foothill.

            (f) Foothill shall have received a certificate from the Secretary of Ultimate attesting to the resolutions of Ultimate's Board of Directors authorizing its execution, delivery, and performance of the September 30, 1998 Loan Agreement and the other Loan Documents to which Ultimate is a party and authorizing specific officers of Ultimate to execute the same;

            (g) Foothill shall have received copies of Ultimate's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Ultimate;

            (h) Foothill shall have received a certificate of status with respect to Ultimate, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Ultimate, which certificate shall indicate that Ultimate is in good standing in such jurisdiction;

            (i) Foothill shall have received certificates of status with respect to Ultimate, each dated within 15 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Ultimate is in good standing in such jurisdictions;

            (j) Foothill shall have received a certificate of insurance, together with the endorsements thereto, as are required by SECTION 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel;

            (k)    [INTENTIONALLY OMITTED]

            (l) Foothill shall have received such Collateral Access Agreements (or assignments of the same to Foothill in form and substance acceptable to Foothill) from lessors, warehousemen, bailees, and other third persons as Foothill may require;

            (m) Foothill shall have received an opinion of Ultimate's counsel in form and substance satisfactory to Foothill in its sole discretion;

            (n) Foothill shall have received satisfactory evidence that all tax returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including real property taxes and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

            (o) Foothill shall have received satisfactory reference checks of the key officers and employees of Borrower;

            (p) On the Closing Date, Borrower shall have not less than $3,000,000 of Excess Availability after making the payments described in
SECTION 7.17(a)(i), the $100,000 due on the Closing Date pursuant to SECTION 2.11(a), and the $16,666.66 due on the Closing Date pursuant to SECTION 2.11(b);

            (q) Foothill shall have received from Borrower (i) a list of all Material Inventory Suppliers and (ii) true and correct copies of all agreements in effect as of the Closing Date between Borrower and each Material Inventory Supplier; and

            (r) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

     3.1A   CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT.  The
effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions unless Foothill shall have waived such conditions:

                   (a) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect and in form and substance satisfactory to Foothill:

                   (i)    the Stock Pledge Agreements;

                   (ii) all the original stock certificates evidencing all the issued and outstanding capital stock of Fast Trak, accompanied by stock powers duly executed in blank by Akquisition;

                   (iii) all the original stock certificates evidencing all the issued and outstanding capital stock of Akquisition, accompanied by stock powers duly executed in blank by Ultimate;

                   (iv) UCC-1 financing statements in favor of Foothill covering the Collateral and duly executed respectively by Akquisition and Fast Trak; and

                   (v)    Such other documents as shall be required by Foothill.

            (b) Foothill shall have received a certificate from the Secretary of each Borrower attesting to the resolutions of such Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party and authorizing specific officers of such Borrower to execute the same;

            (c) Foothill shall have received copies of the Governing Documents of each of Akquisition and Fast Trak, as amended, modified, or supplemented to the date hereof, certified respectively by the Secretary of Akquisition and the Secretary of Fast Trak;

            (d) Foothill shall have received a certificate of status with respect to each of Akquisition and Fast Trak, dated within 10 days of the date hereof, such certificate to be issued by the appropriate officer of the jurisdiction of organization of Akquisition or Fast Trak, as the case may be, which certificate shall indicate that Akquisition or Fast Trak, as the case may be, is in good standing in such jurisdiction;

            (e) Foothill shall have received certificates of status with respect to Akquisition (Borrower hereby representing and warranting that Fast Trak does not need to be duly qualified or licensed in any jurisdiction other than Minnesota), each dated within 15 days of the date hereof, such certificates to be issued by the appropriate officer of the jurisdictions in which the failure of Akquisition to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that Akquisition is in good standing in such jurisdictions;

            (f) Foothill shall have received an opinion of Ultimate's counsel in form and substance satisfactory to Foothill in its sole discretion; and

            (g) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

     Ultimate hereby represents and warrants to Foothill that:

            (x) there have been no changes to the Certificate of Incorporation, Bylaws or other Governing Documents of Ultimate previously delivered to Foothill;

            (y) Nothing has happened since the Closing Date which would cause Ultimate not to be in good standing in the State of Delaware and that as of the date hereof the Secretary of State of Delaware would issue a good standing certificate to Ultimate if such a certificate was required to be supplied by Foothill; and

            (z) Nothing has happened since the Closing Date which would cause Ultimate not to be in good standing in any of the States of Colorado, Idaho, Iowa, Minnesota, Nevada, New Mexico, Oklahoma, South Dakota and Utah, and that as of the date hereof the appropriate officer of each such state would issue a good standing certificate to Ultimate if such certificate was required to be supplied by Foothill.

     3.2. CONDITIONS PRECEDENT TO ALL ADVANCES AND ALL LETTERS OF CREDIT. The following shall be conditions precedent to all Advances and all Letters of Credit hereunder:

            (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

            (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

            (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

     3.3. CONDITIONS SUBSEQUENT. As a condition subsequent to the initial closing of the September 30, 1998 Loan Agreement and to the execution of this Agreement, Ultimate shall perform or cause to be performed the following (the failure by Ultimate to so perform or cause to be performed constituting an Event of Default):

            (a) within 30 days of the Closing Date, deliver to Foothill the certified copies of the policies of insurance, together with the endorsements thereto, as are required by SECTION 6.10, the form and substance of which shall be satisfactory to Foothill and its counsel.

            (b) within 30 days of the Closing Date, deliver to Foothill the Credit Card Processor notifications.

            (c) by December 1, 1998, deliver to Foothill UCC-1 Fixture Filings in favor of Foothill, duly executed by Borrower, and covering each location of Borrower, each of which UCC-1 Fixture Filing shall be in form and substance satisfactory to Foothill; PROVIDED, HOWEVER, Borrower shall not be responsible for paying more than $15,000.00 in connection with the preparation and filing of such UCC-1 Fixture Filings.

     3.4. TERM; AUTOMATIC RENEWAL. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Renewal Date") that is three years from the Closing Date and automatically shall be renewed for successive one year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any one year anniversary of the Renewal Date by giving the other party at least 90 days prior written notice. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

     3.5. EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to any outstanding Letters of Credit) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide additional credit hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of SECTION 3.4, but fails to pay the Obligations in full on the date set forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of one year.

     3.6. EARLY TERMINATION BY BORROWER. The provisions of SECTION 3.4 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon 90 days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations (including an amount equal to 110% of the undrawn amount of the Letters of Credit), in full, together with the relevant Early Termination Premium. For the purposes of this Agreement, the term "Early Termination Premium" means the respective amount set forth below:

            (a) if termination IS NOT DUE TO A SALE OF CONTROL and occurs at any time during the period beginning on the Closing Date and continuing through the day immediately preceding the first anniversary of the Closing Date, the amount of the Early Termination Premium shall be THREE PERCENT (3%) of the Maximum Revolving Amount.

            (b) if termination IS DUE TO A SALE OF CONTROL and occurs at any time during the period beginning on the Closing Date and continuing through the day immediately preceding the first anniversary of the Closing Date, the amount of the Early Termination Premium shall be ONE PERCENT (1%) of the Maximum Revolving Amount.

            (c) if termination IS NOT DUE TO A SALE OF CONTROL and occurs at any time during the period beginning on the first anniversary of the Closing Date and continuing through the day immediately preceding the second anniversary of the Closing Date, the amount of the Early Termination Premium shall be TWO PERCENT (2%) of the Maximum Revolving Amount.

            (d) if termination IS DUE TO A SALE OF CONTROL and occurs at any time during the period beginning on the first anniversary of the Closing Date and continuing through the day immediately preceding the second anniversary of the Closing

            Date, the amount of the Early Termination Premium shall be THREE-FOURTHS OF ONE PERCENT (0.75%) of the Maximum Revolving Amount.

            (e) if termination IS NOT DUE TO A SALE OF CONTROL and occurs on or after the second anniversary of the Closing Date (unless such termination is otherwise permitted by the provisions of SECTION 3.4), the amount of the Early Termination Premium shall be ONE PERCENT (1%) of the Maximum Revolving Amount.

            (f) if termination IS DUE TO A SALE OF CONTROL and occurs on or after the second anniversary of the Closing Date (unless such termination is otherwise permitted by the provisions in SECTION 3.4), the amount of the Early Termination Premium shall be ONE-HALF OF ONE PERCENT (0.50%) of the Maximum Revolving Amount.

Notwithstanding anything herein to the contrary, no Early Termination Premium shall be payable if termination occurs within eighteen (18) months of the Closing Date and in connection with such termination the Obligations are refinanced by Norwest Bank Minnesota, National Association or any successor thereto.

     3.7. TERMINATION UPON EVENT OF DEFAULT. If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium that would be applicable to a termination of this Agreement by Borrower at such time that is not due to a Sale of Control and not in connection with a refinancing of the Obligations by Norwest Bank Minnesota, National Association or any successor thereto). The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this SECTION 3.7 shall be deemed included in the Obligations.

4.   CREATION OF SECURITY INTEREST.

     4.1. GRANT OF SECURITY INTEREST. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for the sale of Inventory to buyers in the ordinary course of business and disposals of furniture and fixtures to the extent permitted in SECTION 7.4 hereof, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

     As to Ultimate, the security interests granted by Ultimate in the Collateral are given in renewal, extension and modification of the security interests previously granted in the Collateral to Foothill by Ultimate pursuant to the September 30, 1998 Loan Agreement; such existing security interests granted by Ultimate to Foothill in the Collateral described above are not extinguished hereby; and the making, perfection and priority of such existing security interests in the Collateral described above shall continue in full force and effect.

     4.2. NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Foothill, shall endorse and deliver physical possession of such Negotiable Collateral to Foothill.

     4.3. COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL. At any time, Foothill or Foothill's designee may (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any Collections that it receives and immediately will deliver said Collections to Foothill in their original form as received by Borrower.

     4.4. DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill reasonably may request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents.

     4.5. POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in SECTION 4.4, sign the name of Borrower on any of the documents described in SECTION 4.4, (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into Foothill's possession, (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

     4.6. RIGHT TO INSPECT. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

5.   REPRESENTATIONS AND WARRANTIES.

            In order to induce Foothill to enter into this Agreement, Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date and as of the date of execution of this Agreement, and at and as of the date of the making of each Advance or Letter of Credit made after the Closing Date, as though made on and as of the date of such Advance or Letter of Credit (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

     5.1. NO ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

     5.2. ELIGIBLE ACCOUNTS. The Eligible Accounts are bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any Account Debtor regarding any Eligible Account.

     5.3. ELIGIBLE INVENTORY. All Eligible Inventory is of good and merchantable quality, free from defects.

     5.4. EQUIPMENT. All of the Equipment is used or held for use in Borrower's business and is fit for such purposes.

     5.5. LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on
SCHEDULE 6.12 or otherwise permitted by

SECTION 6.12.

     5.6. INVENTORY RECORDS. Borrower keeps correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

     5.7. LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement . Ultimate's FEIN is 84-0585211; Akquisition's FEIN is 84-1409705; and Fast Trak's FEIN is 41-1550460.

     5.8.   DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

            (a) Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to have a Material Adverse Change.

            (b) Set forth on SCHEDULE 5.8 is a complete and accurate list of each Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries; and
(iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by such Borrower. All of the outstanding capital stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

            (c) Except as set forth on SCHEDULE 5.8, no capital stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock) of any direct or indirect Subsidiary of any Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

     5.9.   DUE AUTHORIZATION; NO CONFLICT.

            (a) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary corporate action.

            (b) The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation (including Regulations T, U, and X of the Federal Reserve Board) applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease of Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of stockholders or any approval or consent of any Person under any material contractual obligation of Borrower.

            (c) Other than the filing of appropriate financing statements and fixture filings, the execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, foreign, or other Governmental Authority or other Person.

            (d) This Agreement and the Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

            (e) The Liens granted by Borrower to Foothill in and to its properties and assets pursuant to this Agreement and the other Loan Documents are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

     5.10. LITIGATION. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on SCHEDULE 5.10; and (c) matters arising after the date hereof that, if decided adversely to Borrower, would not have a Material Adverse Change.

     5.11. NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended.
There has not been a Material Adverse Change with respect to Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

     5.12. SOLVENCY. Ultimate is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

     5.13. EMPLOYEE BENEFITS. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on SCHEDULE 5.13. Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. None of Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Benefit Plan is subject to any direct or indirect liability with respect to any Benefit Plan under any applicable law, treaty, rule, regulation, or agreement. None of Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Benefit Plan under Section 401(a)(29) of the IRC.

     5.14. ENVIRONMENTAL CONDITION. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge without any independent investigation, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, except that from time to time Borrower has stored and handled insignificant quantities of epoxy glues that it uses in the installation of car stereos in automobiles and trucks in a manner which is in compliance with all applicable laws. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No Lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

     5.15   YEAR 2000 COMPATIBILITY.

            (a) On the basis of a comprehensive inventory, review and assessment currently being undertaken by Borrower of Borrower's computer applications utilized by Borrower or contained in products produced or sold by Borrower, and upon inquiry made of each of Borrower's material suppliers and vendors, Borrower's management is of the considered view that Borrower, its products and all such suppliers and vendors will be Year 2000 Compliant before October 1, 1999.

            (b) Borrower (i) has undertaken a detailed inventory, review and assessment of all areas within its business and operations that could be adversely affected by the failure of Borrower or its products to be Year 2000 Compliant on a timely basis, (ii) has developed the plan and timeline for becoming Year 2000 Compliant; and (iii) to date, is implementing that plan in accordance with that timetable in all material respects. Borrower reasonably anticipates that it will be Year 2000 Compliant on a timely basis.

     5.16   LOCATIONS; LEASES.

            (a) The Collateral, and the books, records and papers of Borrower pertaining thereto, are kept and maintained solely at Borrower's chief executive office set forth in the beginning of this Agreement and at those locations which are listed on SCHEDULE 5.16 annexed hereto, which
SCHEDULE includes all service bureaus with which any such records are maintained and the names and addresses of each of Borrower's landlords. Except (i) to accomplish sales of Inventory in the ordinary course of business or (ii) to utilize such of the Collateral as is removed in the ordinary course of business (such as motor vehicles), Borrower shall not remove any Collateral from said executive office or those locations listed on SCHEDULE 5.16.

            (b)    Borrower will not:

                   (i) Alter, modify or amend any provisions of any Lease which pertain to any Lien rights of the lessor thereunder or the waiver or compromise of the same without the prior written consent of Foothill.

                   (ii) Except after prior written notice to Foothill, commit to, or open or close any location at which Borrower maintains, offers for sale or stores any of the Collateral.

            (c) Borrower shall promptly send to Foothill copies of any amendments, modifications or alterations to any existing Leases and copies of any newly executed Leases; PROVIDED, HOWEVER, the foregoing shall not limit the obligations of Borrower under SECTION 5.16(b) above.

            (d) Except as otherwise agreed by Foothill, no tangible personal property of Borrower is in the care or custody of any third party or stored or entrusted with a bailee or other third party and none shall hereafter be placed under such care, custody, storage or entrustment.

6.   AFFIRMATIVE COVENANTS.

            Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower shall do all of the following:

     6.1. ACCOUNTING SYSTEM. Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and maintain records pertaining to the Collateral that contain information as from time to time may be requested by Foothill. Borrower also shall keep a modern inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

     6.2 COLLATERAL AND FINANCIAL REPORTING. Provide Foothill with the following documents at the following times in form satisfactory to Foothill:

            (a) BORROWING BASE CERTIFICATE. Borrower shall provide Foothill, weekly, with a Borrowing Base Certificate satisfactory to Foothill (in the form of EXHIBIT 6.2 annexed hereto, as such form may be revised from time to time by Foothill). Such Certificate may be sent to Foothill by facsimile transmission, provided that the original thereof is forwarded to Foothill on the date of such transmission at their request. No adjustments to the Borrowing Base Certificate may be made without support documentation and such other documentation as may be requested by Foothill from time to time.

            (b) WEEKLY REPORTS. Weekly, not later than Wednesday for the immediately preceding fiscal week:

                   (i) sales audit report. to include daily sales report with a month to date sales by store and geographic region.

                   (ii) collateral activity summary ("roll forward inventory report"), to include, without limitation, Borrower's report number 30 or a future report equivalent thereto.

            (c)    MONTHLY REPORTS.

                   (i) Monthly, Borrower shall provide Foothill with original counterparts of (each in such form as Foothill from time to time may specify):

                          (A) Within fifteen (15) days of the end of the previous month

                                 (1) stock ledger (extract) inventory report by department, to include Borrower's report number 30 or a future report equivalent thereto.

                                 (2) stock ledger (extract) inventory report by store, to include Borrower's report number 3 or a future report equivalent thereto.

                                 (3)    upon request, open to buy report.

                                 (4)    month end daily sales report which
                                        includes comparable same store
                                        information.

                                 (5)    purchases and accounts payable aging
                                        report.

                          (B) Within thirty (30) days of the end of the previous month:

                                 (1)    Statement of gross margin (Foothill
                                        format).

                                 (2)    stock ledger inventory report
                                        reconciliation to availability and to
                                        general ledger (Foothill format).

                                 (3)    financial statement includes balance
                                        sheet and comparative income statement
                                        (consolidated and by store).

                                 (4)    inventory certificate

                                 (5)    officer's compliance certificate.

                   (ii) Monthly, within thirty (30) days following the end of each month during each of Borrower's fiscal years, Borrower shall provide Foothill with an original counterpart of a management prepared financial statement of Borrowers on a consolidated basis for the period from the beginning of Borrower's then current fiscal year through the end of the subject month, with comparative information for the same period of the previous fiscal year, which statement shall include, at a minimum, a balance sheet, income statement on a "consolidated" basis and statement of cash flows.

            (d)    ANNUAL REPORTS.

                   (i) Borrower shall deliver to Foothill Ultimate's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Ultimate with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Ultimate to its shareholders, and any other report reasonably requested by Foothill relating to the financial condition of Borrower. In connection therewith, Foothill shall be delivered the annual management letter comments. Borrower shall direct its independent certified public accountants to give notice to Foothill of any Default discovered by such independent certified public accountants during such audit. In addition, Borrower shall direct its independent certified public accountants to prepare a quarterly compliance letter as to covenants, if requested to do so by Foothill.

                   (ii) Each annual statement shall be accompanied by such accountant's Certificate indicating that to the best knowledge of such accountant, no event has occurred which is or which, solely with the passage of time or the giving of notice (or both) would be, an Event of Default.

            (e) OFFICER'S CERTIFICATES. Borrower shall cause either Ultimate's Chief Executive Officer or Ultimate's Chief Financial Officer to provide such Person's Certificate with those monthly, quarterly, and annual statements to be furnished pursuant to this Agreement, which Certificate shall:

                   (i) Indicate that the subject statement was prepared in accordance with GAAP consistently applied, and presents fairly the consolidated financial condition of Borrower at the close of, and the consolidated results of Borrower's operations and cash flows for, the period(s) covered, subject, however (with the exception of the Certificate which accompanies such annual statement) to usual year end adjustments.

                   (ii) Indicate either that (i) no Suspension Event, Default or Event of Default has occurred or (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by Borrower to be taken on account thereof.

                   (iii) Include calculations concerning Borrower's compliance (or failure to comply) at the date of the subject statement with each of the financial performance covenants included in SECTION 7.20, below.

                   (iv) Indicate that all taxes have or have not been paid (and if not been paid, broken down by type and taxing authority).

                   (v) Indicate that all rent and additional rent due pursuant to any store lease have or have not been paid (and if not paid, broken down by store location); PROVIDED, HOWEVER, that Borrower need not report unpaid additional rent based on year end adjustments for common area expenses to the extent such additional rent is disputed by Borrower.

                   (vi)   Indicate that premiums for insurance required under
SECTION 6.10 hereof have or have not been paid.

            (f) REPORTING AS TO ACCOUNTS. During the period beginning on the Closing Date and ending on the six month anniversary date of the Closing Date, Borrower shall provide within fifteen (15) days of the end of the previous month (or with such greater frequency as Foothill may reasonably determine is necessary), a detailed aging of the Accounts and such other documentation as may be reasonably requested by Foothill. From and after the six month anniversary date of the Closing Date, Borrower shall provide to Foothill, at such times and with such frequency as is requested by Foothill, such information and documentation as is determined by Foothill to be appropriate based upon Foothill's review and analysis of the Accounts and the information and documentation from time to time available to Foothill. In addition to the foregoing, Borrower hereby agrees to implement within six months of the Closing Date such improvements and/or changes in Borrower's reporting and record keeping as to Accounts as shall be acceptable to Foothill, in Foothill's sole discretion, Borrower hereby agreeing and acknowledging that such improvements and/or changes are necessary to make its present reporting and record keeping adequate for purposes of Foothill's requirements for the proper monitoring of its Accounts by Foothill. Borrower further agrees and acknowledges that if such improvements and/or changes are not implemented to Foothill's satisfaction within such six month period or collection of Borrower's Accounts during such six month period is otherwise unacceptable to Foothill, Foothill shall have the right, in its sole discretion, to terminate the "Eligible Accounts" component of the Borrowing Base set forth in SECTION 2.1(a)(v) or establish reserves against such component of the Borrowing Base and/or modify the advance rate against Eligible Accounts.

            (g)    INVENTORIES, APPRAISALS, AND AUDITS.

                   (i) Foothill, at the expense of Borrower, may participate in and/or observe each physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of Borrower.

                   (ii) Upon Foothill's request from time to time, Borrower shall obtain, or shall permit Foothill to obtain financial or SKU based physical counts and/or inventories of the Collateral, conducted by such inventory takers as are satisfactory to Foothill and following such methodology as may be required by Foothill, each of which physical counts and/or financial or SKU based inventories shall be observed by Borrower's accountants; provided, however, that as long as there has not occurred an Event of Default, Foothill will not require full on-site appraisal, more than once per calendar year (but may in addition require "desktop" appraisals up to once per calendar quarter). For each fiscal year in which this Agreement is in effect, Borrower shall perform (at its expense) one (1) full physical inventory as of fiscal year end for all locations. Foothill may require mid-year physical counts during any fiscal year of Borrower (at Borrower's expense) if any physical inventory conducted in the prior year reveals shrinkage equal to or greater than five percent (5.00%) of retail sales. Foothill shall have the right to increase Reserves Against Availability based on any variance revealed by any physical inventory counts. The results of such mid-year counts shall be provided to Foothill within 10 Business Days of completion of the count. The draft or unaudited results of such required mid-year inventories or counts shall be furnished to Foothill within five (5) Business Days of the taking of such inventories or counts.

                   (iii) Foothill from time to time may request the results of "mystery shopping" (so-called) visits to all or any of Borrower's business premises as conducted by or on behalf of Borrower.

            (h) ELECTRONIC REPORTING. At Foothill's option all information and reports required to be submitted to Foothill by Borrower shall be transmitted electronically pursuant to an electronic transmitting reporting system and shall be in a record layout format designated by Foothill from time to time, and, upon request by Foothill, Borrower shall provide Foothill with access to Borrower's electronic accounting and other data. It is estimated that the net costs to Borrower to establish such electronic transmitting reporting system will not exceed $10,000.

     6.3.   [INTENTIONALLY OMITTED]

     6.4. TAX RETURNS. Deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within 30 days of the filing thereof with the Internal Revenue Service.

     6.5. GUARANTOR REPORTS. Cause any guarantor of any of the Obligations to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Foothill and copies of all federal income tax returns as soon as the same are available and in any event no later than 30 days after the same are required to be filed by law.

     6.6. RETURNS. Cause returns and allowances, if any, as between Borrower and its Account Debtors to be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, if Borrower accepts such return, Borrower shall issue a credit memorandum in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory to Borrower, Borrower shall determine the reason for such return and issue a credit memorandum in the appropriate amount to such Account Debtor.

     6.7. TITLE TO EQUIPMENT. Upon Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

     6.8. MAINTENANCE OF EQUIPMENT. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the Closing Date, Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

     6.9. TAXES. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

     6.10.  INSURANCE.

            (a) At its expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Personal Property Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

            (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All insurance required herein shall be written by companies which are authorized to do insurance business in the State of California. All hazard insurance and such other insurance as Foothill shall specify, shall contain a California Form 438BFU (NS) mortgagee endorsement, or an equivalent endorsement satisfactory to Foothill, showing Foothill as sole loss payee thereof. Every policy of insurance referred to in this SECTION 6.10 shall contain an agreement by the insurer that it will not cancel such policy for any reason (other than non-payment of premium), except after 30 days prior written notice to Foothill (and in the case of cancellation because of non-payment of premium except after 10 days prior written notice to Foothill) and that any loss payable thereunder shall be payable notwithstanding any act or negligence of Borrower or Foothill which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment.
 Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

            (c) Original policies or certificates thereof satisfactory to Foothill evidencing such insurance shall be delivered to Foothill at least 30 days prior to the expiration of the existing or preceding policies. Borrower shall give Foothill prompt notice of any loss covered by such insurance, and Foothill shall have the right to adjust any loss. Foothill shall have the exclusive right to adjust all losses payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy including the insurance policies mentioned above, shall be paid over to Foothill to be applied at the option of Foothill either to the prepayment of the Obligations without premium, in such order or manner as Foothill may elect, or shall be disbursed to Borrower under stage payment terms satisfactory to Foothill for application to the cost of repairs, replacements, or restorations. All repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, Foothill shall have the right to apply all prepaid premiums to the payment of the Obligations in such order or form as Foothill shall determine. Notwithstanding the preceding provisions of this SECTION 6.10(c), in any situation involving a loss under an insurance policy where each of the following statements is true and accurate, Borrower shall have the exclusive right to adjust the loss payable under the insurance policy and to determine whether the insurance proceeds shall be applied to the Obligations or applied to the cost of repairs, replacements or restorations: (i) no Event of Default exists under the Agreement or is caused by such loss, and (ii) giving effect to such loss, Borrower shall have not less than $3,000,000 of Excess Availability.

            (d) Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this SECTION 6.10, unless Foothill is included thereon as named insured with the loss payable to Foothill under a standard California 438BFU (NS) Mortgagee endorsement, or its local equivalent. Borrower immediately shall notify Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies immediately shall be provided to Foothill.

     6.11. NO SETOFFS OR COUNTERCLAIMS. Make payments hereunder and under the other Loan Documents by or on behalf of Borrower without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

     6.12. LOCATION OF INVENTORY AND EQUIPMENT. Keep the Inventory and Equipment only at the locations identified on SCHEDULE 6.12; PROVIDED, HOWEVER, that Borrower may amend SCHEDULE 6.12 so long as such amendment occurs by written notice to Foothill prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a

Collateral Access Agreement.

     6.13. COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a Material Adverse Change.

     6.14.  EMPLOYEE BENEFITS.

            (a) Promptly, and in any event within 10 Business Days after Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Borrower describing such ERISA Event and any action that is being taking with respect thereto by Borrower, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC.
Borrower or such Subsidiary, as applicable, shall (i) be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within 3 Business Days after the filing thereof with the IRS, deliver, or cause to be delivered, to Foothill a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within 3 Business Days after receipt by Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any ERISA Affiliate, of notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, deliver, or cause to be delivered, to Foothill copies of each such notice.

            (b) Cause to be delivered to Foothill, upon Foothill's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Borrower or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Borrower or its Subsidiaries under any Retiree Health Plan.

     6.15. LEASES. Pay when due all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when due under its leases, Foothill shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

     6.16. LANDLORD WAIVERS AND CONSENTS. Use its best efforts (i) to promptly obtain and deliver to Foothill within 90 days following the Closing Date a consent, waiver and subordination (satisfactory to Foothill) by the landlord for existing locations of Borrower (except for the County Line Store and Colorado Boulevard Store), and (ii) hereafter to obtain and deliver to Foothill a consent, waiver and subordination (satisfactory to Foothill) by the landlord for any new location prior to Borrower taking possession of such new location.

     6.17. MATERIAL INVENTORY SUPPLIER. Promptly after entering into any agreement with any Material Inventory Supplier or any amendment to any agreement with any Material Inventory Supplier, provide Foothill with a copy of such agreement or amendment (other than oral agreements and amendments).

     6.18 YEAR 2000 COMPATIBILITY. Borrower shall take all actions reasonably necessary to assure that Borrower's computer based systems are Year 2000 Compliant. At the request of Foothill, Borrower shall provide evidence reasonably satisfactory to Foothill that the foregoing actions are being or have been taken.

7.   NEGATIVE COVENANTS.

            Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

     7.1. INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

            (a) Indebtedness evidenced by this Agreement, together with Indebtedness to issuers of letters of credit that are the subject of L/C Guarantees;

            (b) Indebtedness set forth in the latest consolidated financial statements of Borrowers submitted to Foothill on or prior to the Closing Date;

            (c)    Indebtedness secured by Permitted Liens;

            (d)    Manufacturer Payables; and

            (e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this SECTION 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower,

(ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

     7.2. LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under SECTION 7.1(d) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

     7.3. RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its property or assets, other than (i) a merger, consolidation, or similar transaction between Akquisition and Ultimate in which Ultimate is the surviving entity, (ii) a liquidation or dissolution of Akquisition or transfer or dissolution of all or any substantial part of Akquisition's property or assets in which Ultimate becomes the owner of such property or assets, (iii) a merger, consolidation or similar transaction involving Fast Trak and Akquisition in which Akquisition is the surviving entity or if Ultimate is involved, Ultimate is the surviving entity, or (iv) a liquidation or dissolution of Fast Trak or transfer or dissolution of all or any substantial part of Fast Trak's property or assets in which Ultimate or Akquisition becomes the owner of such property or assets.

     7.4. DISPOSAL OF ASSETS. Sell, lease, assign, transfer, or otherwise dispose of any of any Borrower's properties or assets other than sales of Inventory to buyers in the ordinary course of such Borrower's business as currently conducted; provided, however, that as long as no Default or Event of Default has occurred or would result therefrom, Borrowers may dispose of furniture and fixtures in an aggregate for all Borrowers which does not exceed a net book value of $300,000 during any fiscal year of Borrowers. Notwithstanding the foregoing, a transaction permitted pursuant to SECTION 7.3(ii) or SECTION 7.3(iv) hereof shall also be a transaction permitted by this SECTION 7.4.

     7.5. CHANGE NAME. Change any Borrower's name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), or identity, or add any new fictitious name.

     7.6. GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of any Borrower or which are transmitted or turned over to Foothill or guaranties of obligations of employees in an amount not to exceed for all Borrowers $20,000 in the aggregate at any time outstanding or guaranties by Ultimate of goods purchased by Fast Trak in the ordinary course of business of Fast Trak or guaranties by Ultimate of real estate leases entered into by Akquisition in the ordinary course of Akquisition's business.

     7.7. NATURE OF BUSINESS. Make any change in the principal nature of Borrower's business.

     7.8.   PREPAYMENTS AND AMENDMENTS.

            (a)    Except in connection with a refinancing permitted by
SECTION 7.1(d) or in prepayment of up to $763,000 in the aggregate of amounts owing on the date of this Agreement to Colorado National Leasing a/k/a US Bancorp Leasing as permitted under SECTION 7.17, prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

            (b) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under SECTIONs 7.1(b), (c), or (e).

     7.9. CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

     7.10. CONSIGNMENTS. Consign any Inventory (except that all Borrowers in the aggregate may be a consignee of up to $100,000 of Inventory at any particular time) or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

     7.11. DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding; provided, however, that (i) as long as no Default or Event of Default has occurred or would result therefrom and, after giving effect thereto, Borrower would have Availability of not less than $5,000,000, Ultimate may repurchase its outstanding capital stock from Persons that are not Affiliates, directors or officers of Ultimate pursuant to Ultimate's stock buy-back program and/or redeem the 10.25% first mortgage bonds due January 31, 2005 of Ultimate, provided that the aggregate amount of such repurchase and redemption by Borrower shall not exceed $1,500,000 during any fiscal year of Ultimate, (ii) Fast Trak may make distributions and declare and pay dividends to Akquisition, and (iii) Akquisition may make distributions and declare and pay dividends to Ultimate.

     7.12. ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

     7.13. INVESTMENTS. Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person (except that Ultimate may make advances to Akquisition and Fast Trak provided that such advances are short-term in nature, are reflected as inter-company advances on the financial records of Borrower, and are made and repaid in the ordinary course of business of Borrower, and except that as long as no Default or Event of Default has occurred or would result therefrom, Borrower may make loans and advances to Persons provided that the aggregate outstanding principal amount of all such advances and loans may not at any time exceed $150,000), or (c) the acquisition of all or substantially all of the properties or assets of a Person. Notwithstanding the foregoing, a transaction permitted pursuant to
SECTION 7.3 hereof shall also be a transaction permitted by this SECTION 7.13.

     7.14. TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction between any Borrower with another Borrower or between any Borrower with any Affiliate of such Borrower except for transactions that are in the ordinary course of such Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to such Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

     7.15. SUSPENSION. Except as permitted by SECTION 7.3 hereof, suspend or go out of a substantial portion of its business.

     7.16.  [INTENTIONALLY OMITTED]

     7.17. USE OF PROCEEDS. Use the proceeds of the Advances made hereunder for any purpose other than (a) on the Closing Date, (i) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, (ii) to pay transactional costs and expenses incurred in connection with the September 30, 1998 Loan Agreement, (b) within 60 days after the Closing Date, to prepay up to $763,000 in the aggregate of amounts owing on the date of this Agreement to Colorado National Leasing, a/k/a US Bancorp Leasing under certain promissory notes payable thereto, and (c) after the Closing Date, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

     7.18. CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Foothill and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a Collateral Access Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without

Foothill's prior written consent.

     7.19.  NO PROHIBITED TRANSACTIONS UNDER ERISA.  Directly or indirectly:

            (a) engage, or permit any Subsidiary of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

            (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

            (c) fail, or permit any Subsidiary of Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

            (d) terminate, or permit any Subsidiary of Borrower to terminate, any Benefit Plan where such event would result in any liability of Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

            (e) fail, or permit any Subsidiary of Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

            (f) fail, or permit any Subsidiary of Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

            (g) amend, or permit any Subsidiary of Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of Borrower, any Subsidiary of Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

            (h) withdraw, or permit any Subsidiary of Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA; which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $100,000.

     7.20. FINANCIAL COVENANTS. Borrowers on a consolidated basis shall observe and comply with each of the following:

            (a) GROSS MARGIN. Tested monthly, Gross Margin Percentage, measured on a rolling three-month basis, shall not vary negatively from the Business Plan by more than two (2%) percentage points and on a rolling twelve-month basis, commencing with January 1999 and measured monthly thereafter, the Gross Margin Percentage shall not be less than twenty-six and one-half percent (26p%).

            (b) INVENTORY LEVELS. Borrower shall not permit end of the month inventory at cost, as measured on a rolling three (3) month basis, to be below a level of at least ninety percent (90%) of the Business Plan or to be above a level of more than one hundred fifteen percent (115%) of the Business Plan, provided that for purposes of computing the amount of Inventory for this paragraph Inventory shall be exclusive of any "opportunistic buys" (which are those purchases deemed extraordinary given trade terms granted which are different than those typically offered to Borrower which such exclusion is subject to Foothill's sole satisfaction upon receipt of supporting documentation).

            (c) TANGIBLE NET WORTH. Borrower shall not permit, as of the last day of each October, January, April and July beginning with September 30, 1998, its Tangible Net Worth to be less than $36,000,000.

     7.21. CAPITAL EXPENDITURES. Make capital expenditures in any period set forth below in excess of the corresponding aggregate amount set forth below (exclusive of capitalized leased financing incurred for financing the acquisition of real estate in conjunction with the opening of a new store located on such real estate):

                           PERIOD                             AMOUNT
                           ------                             ------
        Closing Date through January 31, 1999               $1,000,000
        February 1, 1999 through January 31, 2000           $5,000,000
        February 1, 2000 through January 31, 2001           $6,000,000
        February 1, 2001 through September 30, 2001         $5,000,000

8.   EVENTS OF DEFAULT.

            Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

            (a) If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

            (b) (i) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in
SECTION 6.2 (Collateral and Financial Reporting), SECTION 6.4 (Tax Returns),
SECTION 6.7 (Title to Equipment), the portion of SECTION 6.9 (Taxes) as pertains to state franchise taxes, SECTION 6.12 (Location of Inventory and Equipment), SECTION 6.13 (Compliance with Laws), SECTION 6.14 (Employee Benefits), or SECTION 6.15 (Leases) of this Agreement and such failure continues for a period of 5 Business Days; (ii) If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in SECTION 6.1 (Accounting System), SECTION 6.6 (Returns), SECTION 6.8 (Maintenance of Equipment), SECTION 6.17 (Material Inventory Supplier) or SECTION 6.18 (Year 2000 Compatibility) of this Agreement and such failure continues for a period of 15 Business Days; or
(iii) If Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, or in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents); in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this SECTION 8, in which event such other provision of this SECTION 8 shall govern); PROVIDED that, during any period of time that any such failure or neglect of Borrower referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace or cure period or the pre-condition of the giving of a notice, Foothill shall be relieved of its obligation to extend credit hereunder;

            (c)    If there is a Material Adverse Change;

            (d) If any material portion of Borrower's properties or assets considered as a whole is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

            (e)    If an Insolvency Proceeding is commenced by Borrower;

            (f) If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; PROVIDED, HOWEVER, that, during the pendency of such period, Foothill shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

            (g) If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

            (h) If a notice of Lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets;

            (i) (i) If one or more notice of Lien, levy, or assessment with respect to taxes or debts owing is filed of record with respect to any of Borrower's properties or assets by any state, county, municipal or other non-federal governmental agency, and the Lien, levy, or assessment is not (A) fully released, discharged or bonded against before the earlier of 30 days of the date that it first arises or 5 days of the date when such property or asset is subject to being forfeited, or (B) the subject of a Permitted Protest, or (ii) if any taxes or debts owing at any time hereafter to any one or more of any state, county, municipal or other non-federal governmental agency becomes a Lien, whether choate or otherwise, upon any of Borrower's properties or assets and the Lien is not fully (A) fully released, discharged or bonded against before the due date of such tax or debt or 5 days of the date when such property or asset is subject to being forfeited or (B) the subject of a Permitted Protest; or

            (j) If a judgment or other claim, in excess of $250,000 individually or in the aggregate for all such judgments or other claims, becomes a Lien or encumbrance upon any material portion of Borrower's properties or assets;

            (k) If Borrower shall fail to pay when due the principal or interest on any Indebtedness of Borrower in excess of $250,000 individually or in the aggregate of all such Indebtedness, or a default by Borrower in the observance or performance of any term, covenant or agreement of Borrower in any agreement relating to any indebtedness of Borrower in excess of $250,000 individually or in the aggregate, and the passage of any grace period with respect thereto, the effect of which default is to permit the holder of such indebtedness, irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

            (l) If there is a default in any material agreement to which Ultimate is a party (or to which Akquisition or Fast Trak is a party if such agreement is material to the Borrowers considered as a whole) with one or more third Persons (other than as described in subparagraph (k) immediately above) and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

            (m) If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

            (n) If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn; or

            (o) If the obligation of any guarantor under its guaranty or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding.

9.   FOOTHILL'S RIGHTS AND REMEDIES

     9.1. RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

            (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

            (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

            (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral and without affecting the Obligations;

            (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

            (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

            (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate.
Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned or leased premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

            (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Concentration Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

            (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Concentration Accounts, to secure the full and final repayment of all of the Obligations;

            (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

            (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

            (k) Foothill shall give notice of the disposition of the Collateral as follows:

                   (i) Foothill shall give Borrower and each holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                   (ii) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in SECTION 12, at least 5 days before the date fixed for the sale, or at least 5 days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                   (iii) If the sale is to be a public sale, Foothill also shall give notice of the time and place by publishing a notice one time at least 5 days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                   (iv) Foothill may credit bid and purchase at any public sale; and

                   (v) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

            (l) In addition to and not in limitation of any other rights and remedies of Foothill hereunder and under applicable law, Foothill may conduct one or more going out of business sales which include the sale or other disposition of the Collateral.

     9.2. REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

     9.3 LICENSE. Effective upon the occurrence of an Event of Default, Borrower hereby grants to Foothill a royalty fee non-exclusive license to use, apply and affix any trademark, tradename, logo or the like in which Borrower now or hereafter has rights, such license being with respect to Foothill's exercise of the rights hereunder, including, without limitation, in connection with any completion of the manufacture of Inventory or sale or other disposition of Inventory.

10.  TAXES AND EXPENSES

            If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could result in a Material Adverse Change, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's Loan Account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in SECTION 6.10, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.  WAIVERS; INDEMNIFICATION

     11.1. DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

     11.2. FOOTHILL'S LIABILITY FOR COLLATERAL. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

     11.3. INDEMNIFICATION. Borrower shall pay, indemnify, defend, and hold Foothill, each Participant and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this SECTION 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

12.  NOTICES

            Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Borrower or to Foothill, as the case may be, at its address set forth below:

            IF TO BORROWER:             Ultimate Electronics, Inc.
                                        321 West 84th Avenue, Suite A
                                        Thornton, Colorado  80221
                                        Attn:  Chief Financial Officer
                                        Fax No.  (303) 412-2502

            WITH COPIES TO:             Davis, Graham & Stubbs LLP
                                        370 17th Street, Suite 4700
                                        Denver, Colorado  80202
                                        Attn:  Patricia Peterson, Esq.
                                        Fax No.  (303) 892-7400

            IF TO FOOTHILL:             Foothill Capital Corporation
                                        11111 Santa Monica Boulevard
                                        Suite 1500
                                        Los Angeles, California 90025-3333
                                        Attn:  Business Finance Division Manager
                                        Fax No.  (310) 478-9788

            WITH COPIES TO:             Patton Boggs LLP
                                        2200 Ross Avenue, Suite 900
                                        Dallas, Texas 75201
                                        Attn:  Kenneth M. Vesledahl, Esq.
                                        Fax No. (214) 871-2688

            The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this SECTION 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted telefacsimile or other similar method set forth above.

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

            THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN AN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF BORROWER AND FOOTHILL REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.  DESTRUCTION OF BORROWER'S DOCUMENTS.

            All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill 4 months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

15.  GENERAL PROVISIONS

     15.1. EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

     15.2. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; PROVIDED, HOWEVER, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder, provided that Foothill shall endeavor to give the chief financial officer of Borrower telephonic notice of any such assignment or participation (provided that Foothill shall have no liability to Borrower if in fact it fails to give such notice to Borrower's chief financial officer), and each such assignee and participant shall enter into a confidentiality agreement containing provisions similar to the provisions of
SECTION 15.10 hereof. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business subject to the provisions of SECTION 15.10 hereof. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

     15.3. SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

     15.4. INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

     15.5. SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

     15.6. AMENDMENTS IN WRITING. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

     15.7. COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

     15.8. REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

     15.9. INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. In addition to and not in limitation of the foregoing, this Agreement, together with the other Loan Documents, constitute a credit agreement under Colorado Revised Statutes Section 38-10-101 ET SEQ. which represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreement between the parties.

     15.10. CONFIDENTIALITY. Except as otherwise provided in this Agreement, Foothill shall not disclose any confidential information to any Person without the consent of Borrower, other than (a) to Foothill's Affiliates and its officers, directors, employees, agents and advisors and to actual or prospective assignees and participants, and then only on a confidential basis; (b) as required by any law, rule or regulation or judicial process; and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking. If Foothill is required by any law, rule or regulation or judicial process to disclose any confidential information, Foothill will promptly give notice to Borrower so that Borrower may seek a protective order or other appropriate remedy. If Borrower shall not obtain such protective order or other remedy, Foothill will endeavor to furnish only that portion of the confidential information which Foothill reasonably believes to be legally required.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.

                                        ULTIMATE ELECTRONICS, INC.,
                                        a Delaware corporation


                                        By:
                                           ----------------------------------
                                        Name:  Alan E. Kessock
                                        Title: Vice President - Finance


                                        FAST TRAK, INC.,
                                        a Minnesota corporation


                                        By:
                                           ----------------------------------
                                        Name:
                                             --------------------------------
                                        Title:
                                              -------------------------------


                                        ULTIMATE AKQUISITON CORP.,
                                        a Delaware corporation


                                        By:
                                           ----------------------------------
                                        Name:
                                             --------------------------------
                                        Title:
                                              -------------------------------


                                        FOOTHILL CAPITAL CORPORATION,
                                        a California corporation


                                        By:
                                           ----------------------------------
                                        Name:
                                             --------------------------------
                                        Title:
                                              -------------------------------

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